Exhibit 10.1

Published CUSIP number: 73651GAV5

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF SEPTEMBER 10, 2021

AMONG

PORTLAND GENERAL ELECTRIC COMPANY,

THE LENDERS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.
AND
U.S. BANK NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENTS,

WELLS FARGO SECURITIES, LLC,
BofA SECURITIES, INC.,
BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.
AND
U.S. BANK NATIONAL ASSOCATION,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

WELLS FARGO SECURITIES, LLC,
AS SUSTAINABILITY STRUCTURING AGENT

TABLE OF CONTENTS

i

SCHEDULES

SCHEDULE 1(a)    PRICING SCHEDULE
SCHEDULE 1(b)    SUPPLEMENTAL PRICING SCHEDULE
SCHEDULE 2    COMMITMENTS
SCHEDULE 3    INDEBTEDNESS EXCEPTIONS
SCHEDULE 4    EXISTING LETTERS OF CREDIT
SCHEDULE 5.2    LITIGATION
SCHEDULE 5.9    SUBSIDIARIES
SCHEDULE 5.16    ANTI-TERRORISM; ANTI-MONEY LAUNDERING
SCHEDULE 13.1    NOTICE ADDRESSES

EXHIBITS

EXHIBIT A    FORM OF ASSIGNMENT AGREEMENT
EXHIBIT B    FORM OF OPINION OF BORROWER’S COUNSEL
EXHIBIT C    FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D    FORM OF NOTE
EXHIBIT E    FORM OF BORROWING NOTICE
EXHIBIT F     FORM OF CONVERSION/CONTINUATION NOTICE
EXHIBIT G    FORM OF PRICING CERTIFICATE

i

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 10, 2021 (this “Agreement”), is among Portland General Electric Company (the “Borrower”), the Lenders party hereto and Wells Fargo Bank, National Association, as administrative agent for the Lenders.

A.    The Borrower, the lenders party thereto (the “Existing Lenders”), and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 6, 2015. That agreement, as modified, amended or extended to the date hereof is referred to in this Agreement as the “Existing Credit Agreement”.

B.    Pursuant to the terms of the Existing Credit Agreement, the Existing Lenders extended a revolving credit facility to the Borrower in the amount of $500,000,000.

C.    The Borrower has requested that the Existing Credit Agreement be amended and restated in order to: (i) increase the aggregate commitment by $150,000,000 to $650,000,000, with the right to increase the aggregate commitment by an additional $100,000,000 to $750,000,000 pursuant to Section 2.3(a) of this Agreement; (ii) extend the Scheduled Termination Date (as defined in the Existing Credit Agreement) to September 10, 2026; and (iii) make certain other changes to the Existing Credit Agreement. The Lenders are willing to do so, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Lenders, Agent, and Borrower agree to amend and restate the Existing Credit Agreement as of the Effective Date (as defined below) as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Adjusted Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the quotient of (a) LIBOR applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Advance” means a borrowing hereunder (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.17.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” means Wells Fargo, in its capacity as administrative agent for and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” is defined in the preamble.

“Agreement Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.11.

“Alternate Base Rate” means, for any day, a floating rate of interest per annum equal to the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”, (ii) the sum of Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the sum of (a) the quotient of (x) LIBOR applicable for a one month U.S. dollar deposit on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to a Eurodollar Advance with a one-month Interest Period plus (b) 1.00% (provided that clause (iii) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). The “prime rate” is a rate set by Wells Fargo based on various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such “prime rate” announced by Wells Fargo shall take place at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Announcements” is defined in Section 9.18.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” means, for any day, (i) with respect to the Eurodollar Rate, the percentage rate per annum opposite the heading “Applicable Eurodollar Margin” in the Pricing Schedule which is applicable at such time, (ii) with respect to the Floating Rate, the percentage rate per annum opposite the heading “Applicable ABR Margin” in the Pricing Schedule which is applicable at such time and (iii) with respect to Letter of Credit Fees, the percentage rate per annum opposite the heading “Letter of Credit Fees” in the Pricing Schedule which is applicable at such time. It is hereby understood and agreed that the Applicable Margin shall be adjusted from time to time based upon the KPI Adjustments set forth in the Supplemental Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., Barclays Bank PLC, JPMorgan Chase Bank, N.A. and U.S. Bank National Association and their respective successors, in their capacity as joint lead arrangers and joint book runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means an Assignment Agreement in the form of Exhibit A.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, LIBOR or the LIBOR Market Index Rate, as applicable; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the LIBOR Market Index Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b)(i).

“Benchmark Replacement” means, for any Available Tenor,
(a)with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
(b)with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or
(c)with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided that, (i) in the case of clause (a)(1), if the Agent decides that Term SOFR is not administratively feasible for the Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);
(3)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities; and
(4)for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 3.3(b)(i)(B); or
(d)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the preamble.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2(c).

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day that is also a London Banking Day and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in California for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the applicable L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the rules and regulations promulgated thereunder.

“Commitment” means, for each Lender, the obligation of such Lender (a) to make Loans to the Borrower and (b) to purchase participations in L/C Obligations and Swing Line Loans, in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3(a), as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee Rate” means, at any time, the percentage rate per annum opposite the heading “Commitment Fee Rate” in the Pricing Schedule which is applicable at such time. It is hereby understood and agreed that the Commitment Fee Rate shall be adjusted from time to time based upon the KPI Adjustments set forth in the Supplemental Pricing Schedule.

“Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Conversion/Continuation Notice” is defined in Section 2.2(d).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Extension” means each of the following: (a) an Advance and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Debt” means any liability that constitutes “debt” or “Debt” under Section 101(11) of the United States Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous applicable law, rule or regulation, Governmental Approval, order, writ, injunction or decree of any court or Governmental Authority.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent, to confirm in writing to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or similar debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosure Documents” means (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020 and (ii) the Borrower’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, since the date referred to in clause (i) and prior to the Effective Date, in each case filed with the SEC.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR or the LIBOR Market Index Rate, as applicable, the occurrence of:
(a)a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Agent and the Borrower to trigger a fallback from LIBOR or the LIBOR Market Index Rate, as applicable, and the provision by the Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in Section 4.1.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the cleanup or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which such first Person is a member.

“ERISA Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Erroneous Payment” is defined in Section 10.16(a).
“Erroneous Payment Deficiency Assignment” is defined in Section 10.16(d).

“Erroneous Payment Impacted Class” is defined in Section 10.16(d).
“Erroneous Payment Return Deficiency” is defined in Section 10.16(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) Adjusted Eurodollar Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (A) taxes imposed on its overall net income, and franchise taxes or gross revenue taxes in the nature of net income taxes, including without limitation the Washington Business and Occupation Tax, the Ohio Commercial Activity Tax and other similar taxes, by either (i) any jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located and (B) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” is defined in the preamble.

“Existing Letters of Credit” means the letters of credit identified on Schedule 4.

“Facility” means the credit facility established under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“FCA” is defined in Section 9.18.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Termination Date” means the latest Scheduled Termination Date for any Lender (without giving effect to any extension any Lender may elect to agree to pursuant to Section 2.18 unless and until such extension shall have become effective in accordance with the terms of Section 2.18) or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.9, bears interest at the Floating Rate.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR or the LIBOR Market Index Rate, as applicable.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the applicable L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” is defined in Section 12.6.

“Guaranty” of a Person means any agreement, undertaking or arrangement (including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership) by which such Person (i) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (ii) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (iii) otherwise assures any creditor of such other Person against loss.

“Honor Date” is defined in Section 2.19(c).

“IBA” is defined in Section 9.18.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Guaranties of Indebtedness; provided that there shall be excluded from this definition (1) (except for the purposes of Section 7.5) Interest Deferral Obligations up to an amount outstanding at any one time equal to 15% of the amount described in clause (a) of the definition of “Total Capitalization,” excluding in the calculation thereof for the purposes of this proviso, however, preferred and preference stock, and (2) the agreements listed on Schedule 3 and similar agreements entered into for the operation and maintenance of power plants or the purchase of power or transmission services (provided, for the avoidance of doubt, that this Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under the Borrower’s energy purchase and sale agreements).

“Initial L/C Issuers” means Wells Fargo, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Bank of America, N.A. and Barclays Bank PLC in their capacity as L/C Issuers.

“Interest Deferral Obligations” means obligations and guaranties related thereto, which obligations and guaranties are junior and subordinated in all respects to all amounts owing under the Loan Documents, that contain provisions allowing the obligor to extend the interest payment period from time to time and defer any interest payments (however denominated) due during such extended interest payment period.

“Interest Period” means with respect to a Eurodollar Advance, a period of one, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding any other provision of this Agreement the Borrower may not select any Interest Period that would extend beyond the Scheduled Termination Date of any Lender.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by a L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance of Loans.

“L/C Commitment” means, (a) with respect to Wells Fargo, in its capacity as an Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000, (b) with respect to JPMorgan Chase Bank, N.A., in its capacity as an Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000, (c) with respect to U.S. Bank National Association, in its capacity as an Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000, (d) with respect to Bank of America, N.A., in its capacity as an Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000 and (e) with respect to Barclays Bank PLC, in its capacity as an Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000, in each case, as such amount may be adjusted from time to time in accordance with this Credit Agreement. Notwithstanding the foregoing, each Initial L/C Issuer may, in its sole discretion, issue Letters of Credit to the Borrower in excess of its L/C Commitment provided that the outstanding amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to a particular Letter of Credit, (a) the applicable Initial L/C Issuer in its capacity as issuer of such Letter of Credit, (b) any other Lender that agrees to issue Letters of Credit hereunder, in each case, in its capacity as an issuer of such Letter of Credit hereunder and/or (c) any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Funding Obligation” is defined in Section 12.6(a).

“Lenders” means the financial institutions from time to time parties hereto as lenders, together with their respective successors and assigns, and including, as the context requires, the L/C Issuers and/or the Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 13.1 or otherwise selected by such Lender or the Agent pursuant to Section 2.15, which office may, to the extent the applicable Lender notifies the Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means, as to any L/C Issuer, the day that is thirty days prior to the Scheduled Termination Date of such L/C Issuer in its capacity as a Lender then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.19(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Commitment and (b) $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.3(b), the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published, then “LIBOR” shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.3(b), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Market Index Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.3(b), for any day, the one month rate of interest per annum as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Agent, as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Banking Day, then the immediately preceding London Banking Day (or if not so published, then as determined by the Agent from another recognized source or interbank quotation), or another rate as agreed to by the Agent and the

Borrower. Notwithstanding the foregoing, (x) in no event shall the LIBOR Market Index Rate be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.3(b), in the event that a Benchmark Replacement with respect to the LIBOR Market Index Rate is implemented then all references herein to the LIBOR Market Index Rate shall be deemed references to such Benchmark Replacement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, any loan (including any Swing Line Loan) made by such Lender pursuant to Article II (including, in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).

“Loan Documents” means this Agreement, each Note, each Issuer Document and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.20.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means margin stock as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against the Borrower or the material rights or remedies of the Agent or the Lenders thereunder, it being understood that if the Moody’s Rating and/or the S&P Rating (as such terms are defined in the Pricing Schedule) is downgraded to Baa2 or below or BBB or below, respectively, such downgrade in and of itself shall not constitute a Material Adverse Effect (but shall only constitute a Material Adverse Effect if such downgrade results in a material adverse effect of the type described in clause (i) or (ii) above).

“Material Indebtedness” is defined in Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” is defined in Section 6.10(v).

“Multiemployer Benefit Plan” means any Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” is defined in Section 2.11.

“Obligations” means all unpaid principal of and accrued and unpaid interest with respect to any Loan or Letter of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Agents” is defined in Section 10.15.

“Other Benchmark Rate Election” means, if the then-current Benchmark is LIBOR or the LIBOR Market Index Rate, as applicable, the occurrence of:
(a)a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)the joint election by the Agent and the Borrower to trigger a fallback from LIBOR or the LIBOR Market Index Rate, as applicable, and the provision by the Agent of written notice of such election to the Lenders.
“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time plus (b) its Pro Rata Share of all L/C Obligations and Swing Line Loans outstanding at such time.

“Participant Register” has the meaning specified in Section 12.2(c).

“Participants” is defined in Section 12.2(a).

“Payment Date” means the last Business Day of each March, June, September and December.

“Payment Recipient” is defined in Section 10.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Pricing Schedule” means Schedule 1(a) attached hereto.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“Pro Rata Share” means, with respect to any Lender, the percentage that the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, that such Lender’s Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure). The Pro Rata Share of a Lender shall be subject to adjustment as provided in Section 2.21.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchaser” means any Person that meets the requirements to be an assignee under Sections 12.3(a)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.3(a)(iii)).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR or the LIBOR Market Index Rate, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not LIBOR or the LIBOR Market Index Rate, the time determined by the Agent in its reasonable discretion.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means a reportable event described in Section 4043 of ERISA.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the Commitment (or, if the Aggregate Commitment has been terminated, the Outstanding Credit Exposure) of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Credit Extensions will be derived.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Termination Date” means, for any Lender, September 10, 2026 or such later date as may be established for such Lender in accordance with Section 2.18.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPV” is defined in Section 12.6.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Supplemental Pricing Schedule” means Schedule 1(b) attached hereto.

“Sustainability Structuring Agent” means Wells Fargo Securities, LLC in its capacity as Sustainability Structuring Agent hereunder or any successor thereto.

“Swing Line Lender” means Wells Fargo in its capacity as swing line lender hereunder or any successor thereto.

“Swing Line Loan” means any swing line loan made by the Swing Line Lender to the Borrower pursuant to Section 2.22, and all such swing line loans collectively as the context requires.

“Swing Line Rate” means, for any date, a rate per annum equal to (i) the LIBOR Market Index Rate for such day plus (ii) the Applicable Margin for the Eurodollar Rate.

“Swing Line Sublimit” means the lesser of (a) $40,000,000 and (b) the Aggregate Commitment.

“Tax-Free Debt” means Debt of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a letter of credit with respect to the principal of or interest on such obligations.

“Taxes” means any and all present or future taxes, duties, levies, imposts, charges or withholdings imposed by or payable to any governmental or regulatory authority or agency, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(a)    the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders’ equity as unearned compensation on the Borrower’s balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations; plus

(b)    the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of “Indebtedness”; plus

(c)    the aggregate outstanding principal amount of all Consolidated Indebtedness.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” is defined in Section 2.19(c)(i).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1    The Facility.

(a)    Description of Facility. The Lenders grant to the Borrower a revolving credit facility pursuant to which, subject to the terms and conditions herein set forth:

(i)    each Lender severally agrees to make Loans to the Borrower in accordance with Section 2.2;

(ii)    each L/C Issuer agrees to issue Letters of Credit for the account of the Borrower and its Subsidiaries in accordance with Section 2.19;

(iii)    the Swing Line Lender shall make Swing Line Loans to the Borrower in accordance with Section 2.22; and

(iv)    each Lender severally agrees to participate in (x) the Letters of Credit in accordance with Section 2.19 and (y) the Swing Line Loans in accordance with Section 2.22.

(b)    Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

(c)    Availability of Facility. Subject to the terms of this Agreement, the Facility is available from the Effective Date to the Final Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Final Termination Date; provided that, if not earlier terminated in accordance with the terms hereof, the Commitment of each Lender shall expire on such Lender’s Scheduled Termination Date.

(d)    Repayment of Facility. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations (to the extent that such Obligations have accrued and the amount thereof has been determined) shall be paid in full by the Borrower on the Final Termination Date; provided that, if not earlier paid in accordance with the terms hereof, all of the Outstanding Credit Exposure of each Lender and all other Obligations owed to such Lender shall be paid on such Lender’s Scheduled Termination Date.

2.2    Advances.

(a)    Advances. Each Advance hereunder shall consist of Loans made by the several Lenders ratably according to their Pro Rata Share.

(b)    Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2(c).

(c)    Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit E hereto (a “Borrowing Notice”) not later than 11:30 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance and each Swing Line Loan and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance. Each Borrowing Notice shall specify:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)    the aggregate amount of such Advance,

(iii)    the Type of Advance selected,

(iv)    in the case of each Eurodollar Advance, the Interest Period applicable thereto; and

(v)    whether such Advance is to be a Swing Line Loan.

(d)    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.2(d) or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit F hereto (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 11:30 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)    the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)    the amount of such Advance which is to be converted or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.3    Increases and Reductions of the Aggregate Commitment.

(a)    Increases of the Aggregate Commitment. The Borrower may increase the Aggregate Commitment by up to $100,000,000 in the aggregate in one or more increases, at any time after the Effective Date and prior to the date that is six months prior to the Scheduled Termination Date, upon at least five Business Days’ prior written notice to the Agent, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)    the Aggregate Commitment shall not exceed $750,000,000 without the consent of the Required Lenders;

(ii)    no Default or Unmatured Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii)    the representations and warranties contained in Article V are true and correct in all material respects as of the date such increase is to become effective, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iv)    such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(v)    such requested increase shall only be effective upon receipt by the Agent of (A) additional Commitments in a corresponding amount of such requested increase from either existing Lenders (subject to the consent of the L/C Issuers and the Swing Line Lender) and/or one or more other institutions that qualify as Purchasers (it being understood and agreed that no existing Lender shall be required to provide an additional Commitment) and (B) documentation from each institution providing an additional Commitment evidencing its additional Commitment and its obligations under this Agreement in form and substance acceptable to the Agent;

(vi)    the Agent shall have received all documents (including resolutions of the board of directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Commitment, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

(vii)    if any Loans are outstanding at the time of the increase in the Aggregate Commitment, the Borrower shall, if applicable, prepay one or more existing Loans (such prepayment to be subject to Section 3.4) in an amount necessary such that after giving effect to the increase in the Aggregate Commitment, each Lender will hold its Pro Rata Share (based on its Pro Rata Share of the increased Aggregate Commitment) of outstanding Loans;

(viii)    the Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Public Utility Commission of Oregon to increase in the Aggregate Commitment; and

(ix)    approval of the Borrower’s Board of Directors to increase the Aggregate Commitment.

(b)    Reductions of the Aggregate Commitment.

(i)    The Borrower may terminate or permanently reduce the Aggregate Commitment (i) in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five (5) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, or (ii) in whole upon at least one (1) Business Days’ written notice to the Agent, provided that in either case the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. If the Aggregate Commitment is being terminated in whole, all fees accrued with respect to thereto until the effective date of such termination shall be paid on the effective date of such termination and upon receipt of all amounts owed, the Loan Documents shall be terminated.

(ii)    The Aggregate Commitment shall be reduced to zero following the occurrence of a Change in Control upon the Borrower’s receipt of notice thereof from the Required Lenders (or the Agent with the consent of the Required Lenders).

(iii)    On the Scheduled Termination Date for each Lender, the Aggregate Commitment shall be reduced by the amount of the Commitment of such Lender as in effect immediately prior to such date (and the Pro Rata Shares of the Lenders shall be adjusted accordingly).

(iv)    For the avoidance of doubt, in the event and on such occasion that (1) Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall concurrently therewith prepay Advances in an aggregate amount equal to such excess; provided, however, that (1) if, after giving effect to any reduction of the Aggregate Commitment, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitment, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess, (2) if, after giving effect to any reduction of the Aggregate Commitment, the Swing Line Sublimit exceeds the amount of the Aggregate Commitment, the Swing Line Sublimit shall be automatically reduced by the amount of such excess and (3) in the event that Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment as a result of a reduction in the Aggregate Commitment pursuant to subsection (b)(ii) above, the Borrower shall not be required to prepay Advances in an aggregate amount equal to such excess unless and until the Borrower shall have received written notice thereof from the Required Lenders (or from the Agent with the consent of the Required Lenders).

2.4    Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall (or, in the case of an Advance of Swing Line Loans, the Swing Line Lender shall) make available its Loan or Loans in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the

Borrower on the day received and in the form received, at the Borrower’s account specified by the Borrower to the Agent. Loans to be made for the purpose of refunding Swing Line Loans shall be made by the Lenders as provided in Section 2.22(b).

2.5    Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Commitment Fee Rate on the average daily unused portion of such Lender’s Commitment (provided, that the amount of outstanding Swing Line Loans shall not be considered usage of the Commitment for the purpose of calculating the commitment fee) from the date hereof to and including such Lender’s Scheduled Termination Date (and, if any Loans from such Lender or L/C Obligations of such Lender remain outstanding after such Lender’s Scheduled Termination Date, thereafter on the unpaid amount of such Lender’s Outstanding Credit Exposure), payable on each Payment Date and on such Lender’s Scheduled Termination Date (and thereafter, if applicable, on demand), subject to adjustment as provided in Section 2.21.

2.6    Minimum Amount of Each Advance. Each Advance (other than an Advance of Swing Line Loans) shall be in the minimum amount of $5,000,000 (or a higher integral multiple of $1,000,000), provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. Each Advance of Swing Line Loans shall be in the minimum amount of $500,000 (or a higher integral multiple of $100,000). The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than ten (10) separate Eurodollar Advances would be outstanding.

2.7    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, (i) all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances and (ii) all outstanding Swing Line Loans, or, in a minimum aggregate amount of $500,000 or any higher integral multiple of $100,000, any portion of the outstanding Swing Line Loans, in each case, upon prior notice to the Agent not later than 11:30 a.m. (New York time) on the date of payment (which shall be a Business Day). The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Eurodollar Advances upon prior notice to the Agent not later than 1:00 p.m. (New York time) three (3) Business Days prior to the date of payment (which shall be a Business Day).

2.8    Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2(d) to but excluding the date it becomes due, is prepaid or is converted into a Eurodollar Advance pursuant to Section 2.2(d), at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period or, with respect to any principal amount prepaid pursuant to Section 2.7, the date of such prepayment, at the interest rate determined as applicable to such Eurodollar Advance. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including date such Advance is made to but excluding the date it becomes due or is prepaid, at a rate per annum equal to the Swing Line Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Swing Line Loan will take effect simultaneously with each change in the LIBOR Market Index Rate.

2.9    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2(c) or Section 2.2(d), during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of any such Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance (and any Eurodollar Advance which is not paid at the end of the applicable Interest Period) shall bear interest at a rate per annum equal to the Floating Rate plus 2% per annum, (iii) each Swing Line Loan shall bear interest a rate per annum equal to the Swing Line Rate plus 2% per annum and (iv) Letter of Credit Fees shall be equal to the Applicable Margin for Letter of Credit Fees plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in Letter of Credit Fees set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Agent or any Lender.

2.10    Method of Payment. Except as otherwise provided herein, all payments of the Obligations shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by 1:00 p.m. (New York time) on the Business Day prior to the date when due by the Agent to the Borrower. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. Each payment delivered to the Agent on account of the principal of or interest on the Swing Line Loans or of any fee, commission or other amounts payable to the Swing Line Lender shall be made in like manner, but for the account of the Swing Line Lender.

2.11    Evidence of Indebtedness; Recordkeeping.

(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    Upon the request of any Lender, the Loans made by such Lender also may be evidenced by a promissory note in favor of each Lender, substantially in the form of Exhibit D (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.

(iii)    The Agent shall also maintain accounts in which it will record (a) the amount of each Credit Extension made hereunder, and if applicable, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iv)    The entries set forth in the accounts maintained pursuant to paragraphs (i) and (iii) above, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and outstanding hereunder; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.12    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation (signed by an authorized representative of the Borrower) of each telephonic notice, if such confirmation is requested by the Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.13    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Swing Line Loan shall be payable on each Payment Date, on any date on which such Swing Line Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each threemonth interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, a 366-day year. All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.14    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder; provided, however, that the failure of the Agent to provide such notice to the Lenders shall not affect the validity or binding nature of such notice delivered to the Agent by the Borrower. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.15    Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to Section 3.6, each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.16    Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.17    Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances is suspended pursuant to Section 3.3, (b) any Lender becomes a Defaulting Lender or (c) any Lender shall have a Scheduled Termination Date that is earlier than the then-effective Final Termination Date (any Lender so affected as described in subclauses (a), (b) or (c), an “Affected Lender”), the Borrower may (but only, in the case of clause (a), if such amounts continue to be charged or such suspension is still effective) elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent and the L/C Issuers shall agree, as of such date, to purchase for cash the Credit Extensions due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, any payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans and L/C Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.17 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

2.18    Extension of Final Termination Date. At any time after the Effective Date, the Borrower may, once during any calendar year, request a one-year extension of each Lender’s Scheduled Termination Date by submitting a request for an extension to the Agent (an “Extension Request”) prior to any anniversary of the Effective Date commencing with the first anniversary thereof (the “Extension Date”); provided, that in no event shall the time period between the applicable Extension Date and the latest Scheduled Termination Date (after giving effect to any extension pursuant to this Section 2.18) exceed five (5) years. Any Extension Request shall specify the date (which must be at least thirty (30) days after the Extension Request is delivered to the Agent but no later than thirty (30) days prior to the Extension Date) as of which the Lenders must respond to such Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof. Each Lender shall, not later than the Response Date for any Extension Request, deliver a written response to the Agent approving or rejecting such Extension Request (and any Lender that fails to deliver such a response by the Response Date shall be deemed to have rejected such Extension Request). If Lenders that collectively have a Pro Rata Share of more than 50% approve an Extension Request (which approval shall be at the sole discretion of each Lender), then the then-effective Final Termination Date, and the Scheduled Termination Date for each such approving Lender, shall be extended to the date that is one year after the then-effective Final Termination Date or, if such date is not a Business Day, to the next preceding Business Day (but the then-effective Scheduled Termination Date for each other Lender shall remain unchanged). The Agent shall promptly (and in any event not later than twenty-five (25) days prior to the Extension Date for each of the Lenders) notify the Borrower, in writing, of the Lenders’ elections pursuant to this Section 2.18. If Lenders that collectively have a Pro Rata Share of 50% or more reject an Extension Request, then the Final Termination Date, and the Scheduled Termination Date of each Lender, shall remain unchanged. The Borrower may elect to replace any declining Lender under this Section 2.18 pursuant to the terms of Section 2.17. Prior to the effectiveness of any Extension Request under this Section 2.18, the Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Borrower’s board of directors and the Public Utility Commission of Oregon in connection with such Extension Request. In connection with the effectiveness of any Extension Request, the Agent may (with the Borrower’s consent not be unreasonably withheld) seek to amend this Agreement with requisite lender consent in accordance with Section 8.2 to update operational, agency, and/or regulatory provisions to a form customarily included in credit agreements as of the Extension Date with respect to which Wells Fargo acts as administrative agent. Any such proposed amendments must be provided to the Borrower no later than fifteen (15) days after the Extension Request.

2.19    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.19, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in U.S. dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (x) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the outstanding amount of all L/C

Obligations, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans, shall not exceed such Lender’s Commitment, (y) the outstanding amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate principal amount of outstanding L/C Obligations of any Initial L/C Issuer shall not exceed such Initial L/C Issuer’s L/C Commitment unless otherwise agreed by such Initial L/C Issuer. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)     subject to Section 2.19(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension of such Letter of Credit, unless the Lenders (other than Defaulting Lenders) holding a majority of the Commitments have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Commitments have approved such expiry date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;

(C)    except as otherwise agreed by the Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)    such Letter of Credit is to be denominated in a currency other than U.S. dollars;

(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a responsible officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Agent not later than 11:00 a.m. (New York time) at least five Business Days (or such later date and time as the Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such

Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.19(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. (New York time) on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an Advance of Loans that are Floating Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.6 for the principal amount of Floating Rate Advances, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Advance, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Any notice given by the applicable L/C Issuer or the Agent pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.19(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Agent’s Lending Installation in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Lender that so makes funds available shall be deemed to have made a Floating Rate Advance to the Borrower in such amount. The Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by an Advance of Loans that are Floating Rate Advances because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate provided in Section 2.9. In such event, each Lender’s payment to the Agent for the account of the applicable L/C Issuer pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.19.

(iv)    Until each Lender funds its Loans or L/C Advance pursuant to this Section 2.19(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Advance or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), if the Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.

(ii)    If any payment received by the Agent for the account of the applicable L/C Issuer pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or similar debtor relief law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agent, any of their respective affiliates, directors, officers, trustees or employees, nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (such gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agent, any of their respective affiliates, directors, officers, trustees or employees, nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a L/C Issuer, and a L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as determined in a final, nonappealable judgment by a court of competent jurisdiction) or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. A L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)    Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default exists, all Letter of Credit Fees shall accrue at the rate set forth in Section 2.9 for Letter of Credit Fees.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum agreed by the Borrower and the applicable L/C Issuer in writing, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.20    Cash Collateral.

    (a)    Certain Credit Support Events. Upon the request of the Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent or any L/C Issuer, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

    (b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

    (c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Sections 2.7, 2.19, 2.21 or 8.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

    (d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.3(a))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Unmatured Default or Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with this Agreement), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.21    Defaulting Lenders.

    (a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

    (i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.2.

    (ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.1), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

    (iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.5 for any period during which that Lender is a Defaulting Lender (and the Borrower shall be required to pay to each L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.19(h).

(iv)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.19 or Swing Line Loans pursuant to Section 2.22, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Unmatured Default or Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

    (c)    Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22    Swing Line Loans.

    (a)    Availability. Subject to the terms and conditions of this Agreement, the Swing Line Lender shall, unless (x) any Lender is at such time a Defaulting Lender hereunder and (y) the Swing Line Lender has not entered into arrangements satisfactory to it to eliminate its Fronting Exposure with respect to such Defaulting Lender, in which case the Swing Line Lender may in its sole discretion, make Swing Line Loans to the Borrower from time to time from the Effective Date through, but not including, the Scheduled Termination Date; provided that after giving effect to any amount requested, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans, shall not exceed such Lender’s Commitment and (iii) the aggregate principal amount of all outstanding Swing Line Loans (after giving effect to any amount requested), shall not exceed the Swing Line Sublimit.

    (b)    Refunding.

        (i)    Swing Line Loans shall be refunded by the Lenders on demand by the Swing Line Lender. Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Loans of the Lenders on the books and records of the Agent. Each Lender shall fund its respective Pro Rata Share of Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender upon demand by the Swing Line Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Pro Rata Share of a Swing Line Loan shall be affected by any other Lender’s failure to fund its Pro Rata Share of a Swing Line Loan, nor shall any Lender’s Pro Rata Share be increased as a result of any such failure of any other Lender to fund its Pro Rata Share of a Swing Line Loan.

    (ii)    The Borrower shall pay to the Swing Line Lender on demand the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Agent to charge any account maintained by the Borrower with the Swing Line Lender (up to the amount available therein) in order to immediately pay the Swing Line Lender the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swing Line Loan extended after the occurrence and during the continuance of a Default of which the Agent has received notice in the manner required pursuant to Section 13.1 and which such Default has not been waived by the Required Lenders or the Lenders, as applicable).

        (iii)    Each Lender acknowledges and agrees that its obligation to refund Swing Line Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Line Loans pursuant to this Section, one of the events described in Section 7.6 or 7.7 shall have occurred, each Lender will, on the date the applicable Loan would have been made, purchase an undivided participating interest in the Swing Line Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swing Line Loan. Each Lender will, by the time the applicable Loan would have been due to be made under clause (i) above, transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. No funding of participations shall relieve or otherwise impair the obligations of the Borrower to repay Swing Line Loans together with interest thereon. Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

    (c)    Repayment of Swing Line Loans. If outstanding Swing Line Loans have not been refinanced with Loans pursuant to Section 2.22(b) hereof, Swing Line Loans shall be due and payable within fourteen (14) days following the making of such Swing Line Loan.

    (d)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.22 shall be subject to the terms and conditions of Section 2.20 and Section 2.21.

ARTICLE III

YIELD PROTECTION; TAXES

3.1    Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(i)    subjects the Agent, any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than in each case with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or

(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation, as the case may be, of making, continuing, converting into or maintaining its Eurodollar Loans, Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2    Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans (after taking into account such Lender’s policies as to capital adequacy).

3.3    Availability of Types of Advances.

(a)    Subject to clause (b) below, if (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
(b)    Benchmark Replacement Setting.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(B)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.3(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR or the LIBOR Market Index Rate, as applicable) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(vi)London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 3.3(b) shall be deemed satisfied.
3.4    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, continued or prepaid, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5    Taxes.

(i)    All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes, except to the extent such Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement but fails to properly and timely complete and execute documentation as provided in Section 3.5(iv) or Section 3.5(vi), as the case may be. Subject to each Lender’s and the Agent’s compliance with Section 3.5(iv) and Section 3.5(vi), if the Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or the Agent, as applicable, shall make such deductions, (c) the Borrower or the Agent, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise (but excluding Excluded Taxes) or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).

(iii)    Except as otherwise provided herein, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Borrower shall not be required to indemnify the Agent or any Lender for interest, penalties or associated expenses described in the foregoing if such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement (or, if later, ten (10) Business Days after such Lender shall become a Lender pursuant to Section 12.3), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)    Any Lender that is entitled to an exemption from or reduction of withholding tax, including backup withholding, with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In the event such Lender has failed timely to provide the Borrower (with a copy to the Agent) with such properly completed and executed documentation, such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes withheld to the extent such Taxes would have been reduced or exempt from withholding had such properly completed and executed documentation been timely provided to the Borrower (with a copy to the Agent).

(vii)    If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent); provided that no Lender shall be required to indemnify the Agent for any of the foregoing to the extent the failure of the Agent to withhold tax from amounts paid to or for the account of any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. In addition, each Lender shall severally indemnify the Agent for any taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(viii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.6    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall notify the Borrower of any amounts due under Section 3.1, 3.2, 3.4 or 3.5 as soon as reasonably practicable and, thereafter, deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under such Section(s). Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Effectiveness. This Agreement shall become effective (the “Effective Date”) as of the date hereof upon satisfaction of the following conditions precedent:

(a)    Receipt by the Agent of counterparts of this Agreement executed by the Borrower, the Lenders and the Agent.

(b)    Receipt by the Agent of:

(i)    Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of existence, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)    Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents by the Borrower.

(iii)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)    A certificate, signed by the chief financial officer or the controller of the Borrower, stating, as of the Effective Date, that (A) no Default or Unmatured Default has occurred and is continuing, (B) the Borrower is in compliance with Section 6.11 and setting forth in reasonable detail and calculation of the ratio set forth therein, determined as of December 31, 2020, and (C) the representations and warranties contained in Article V are true and correct.

(v)    A written opinion of counsel to the Borrower, substantially in the form of Exhibit B.

(vi)    Evidence, in form and substance satisfactory to the Agent, that the Borrower has obtained all governmental approvals, if any, necessary for it to enter into the Loan Documents, including, without limitation, the approval of the Public Utility Commission of Oregon.

(vii)    A Note executed by the Borrower in favor of each Lender that has requested an Note pursuant to Section 2.11.

(viii)    Such other documents as any Lender or its counsel may have reasonably requested.

(c)     The Agent and the Lenders shall have received, at least five (5) Business Days prior to the Effective Date, all documentation and other information requested by the Agent or any Lender or required by regulatory authorities in order for the Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations to the extent requested at least ten (10) Business Days prior to the Effective Date.

(d)    The Borrower shall have delivered to the Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations) to the extent requested at least ten (10) Business Days prior to the Effective Date, in each case at least five (5) Business Days prior to the Effective Date.

(e)    The Agent shall have received all fees and other amounts due and payable by the Borrower hereunder on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable date of such Credit Extension:

(i)    No Default or Unmatured Default exists or will result after giving effect to such Credit Extension.

(ii)    The representations and warranties contained in Article V (other than Section 5.10) are true and correct in all material respects as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each request for a Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as follows:

5.1    Corporate Existence. Each of the Borrower and its Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2    Litigation and Contingent Obligations. To the Borrower’s knowledge, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or threatened in writing (a) against or affecting (except as disclosed in the Disclosure Documents or on Schedule 5.2) the Borrower or any Significant Subsidiary or any of their respective businesses or properties except actions, suits or proceedings that there is no material likelihood would, singly or in the aggregate, have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension or (b) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower involving the Borrower or any Significant Subsidiary or any of their respective businesses or properties or, to the Borrower’s knowledge, otherwise.

5.3    No Breach. None of the execution and delivery of this Agreement, any other Loan Document, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will (a) contravene the terms of the Articles of Incorporation or Bylaws of the Borrower, (b) except for any increase in the Aggregate Commitment pursuant to Section 2.3(a) and any extension of the Scheduled Termination Date pursuant to Section 2.18, conflict with or result in a breach of, or require any consent under, any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or (c) constitute a default under any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such agreement or instrument.

5.4    Corporate Action. Except for any increase in the Aggregate Commitment pursuant to Section 2.3(a) and any extension of the Scheduled Termination Date pursuant to Section 2.18, the Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

5.5    Approvals. Except for any increase in the Aggregate Commitment pursuant to Section 2.3(a) and any extension of the Scheduled Termination Date pursuant to Section 2.18, the Borrower has obtained all Governmental Approvals from, and has made or will timely make all filings and registrations with any federal, state or local governmental or regulatory authority or agency that has authority over the Borrower or any of its Significant Subsidiaries, that are necessary for the execution, delivery or performance by the Borrower of this Agreement and each other Loan Document or for the validity or enforceability hereof or thereof, and such Governmental Approvals, filings and registrations are and shall continue to be in full force and effect (it being understood that the Borrower may be required to make customary filings with the SEC and other governmental or regulatory authorities or agencies disclosing the existence and/or material terms of this Agreement, but failure to make any such filing shall not affect the validity or enforceability hereof or of any other Loan Document).

5.6    Use of Loans. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, as defined in Regulation U, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. No part of the proceeds of any Loan hereunder will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

5.7    ERISA. Except as disclosed in the Disclosure Documents, the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan of the Borrower or any ERISA Affiliate; the Benefit Plans of the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, of the other ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code or any non-compliance is not reasonably expected to result in a Material Adverse Effect; and the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have not incurred any liability to the PBGC (other than liability for premium payments which are paid when due) or to such Benefit Plan which, individually or in the aggregate, exceeds $10,000,000. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Documents, the Borrower has not received notice with respect to any of the foregoing events with respect to any ERISA Affiliate or such Benefit Plan. As of the Effective Date, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.8    Taxes. United States Federal income tax returns of the Borrower and its Significant Subsidiaries have been examined and closed through the period ended December 31, 2010. The Borrower and its Significant Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings or the non-payment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

5.9    Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.10    No Material Adverse Change. Since December 31, 2020, there has been no change in the business or financial condition of the Borrower and its Significant Subsidiaries from that reflected in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020, which would reasonably be expected to have a Material Adverse Effect.

5.11    Financial Statements. The Borrower has furnished the Disclosure Documents to the Lenders prior to the date hereof. The financial statements contained in the Disclosure Documents and all financial statements furnished pursuant to Section 6.9(i) or (ii) fairly present in all material respects, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.12    No Material Misstatements. None of the following contained, contains or will contain as of the date thereof any material misstatement of fact or omitted, omits or will omit as of the date thereof to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading:

(i)    the Disclosure Documents (excluding any exhibits referred to in any such Disclosure Documents); or

(ii)    any report delivered to the Agent or any Lender pursuant to Section 6.9(i) or (ii) (excluding exhibits referred to in any such report).

To the best knowledge of the Borrower, no other written information delivered to the Agent or any Lender pursuant to Section 6.9 contained, contains or will contain as of the date thereof any material misstatement of fact.

    As of the Effective Date, all of the information included in the Beneficial Ownership Certification, if any, is true and correct.

5.13    Properties. As of the date of this Agreement, the Borrower has good right or title to all of its Properties to the extent reflected in the Disclosure Documents, except for minor restrictions, reservations and defects which do not in any substantial way interfere with the Borrower’s ability to conduct its business as now conducted and except for such assets as have been disposed of since December 31, 2020 in transactions of the types described in Sections 6.13(a), (b) and (c), and all such Properties are free and clear of any Liens, except as permitted by Section 6.10.

5.14    Environmental Matters. Except as described in the Disclosure Documents, to the best of Borrower’s knowledge, no event has occurred and no condition exists related to Environmental Laws which would reasonably be expected to have a Material Adverse Effect. Except as otherwise described in the Disclosure Documents, neither the Borrower nor any Subsidiary has received any notice from a federal or state governmental agency to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.15    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16    Anti-Terrorism; Anti-Money Laundering. Except as set forth on Schedule 5.16:

(a) None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)To the knowledge of the Borrower, the operations of Borrower and its Subsidiaries are in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(c)No proceeds of any Advance have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.15(a).

5.17    Affected Financial Institution. The Borrower is not an Affected Financial Institution.

ARTICLE VI

COVENANTS

So long as any Lender has any Commitment hereunder or any Obligations are outstanding, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1    Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Section 6.12, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

6.2    Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

6.3    Payment of Taxes. Pay, and cause each Significant Subsidiary to pay, promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its Property, before the same shall become in default; provided that neither the Borrower nor any Significant Subsidiary shall be required to pay any such tax, assessment, charge or levy (i) in an amount in excess of the amount shown on any related tax return (the Borrower having a reasonable basis for the position reflected therein) or (ii) that is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books, in accordance with Agreement Accounting Principles, adequate reserves, or (iii) so long as such tax, assessment, charge or levy, if sustained, would not have a Material Adverse Effect.

6.4    Compliance with Applicable Laws and Contracts. Comply, and cause each Significant Subsidiary to comply, with the requirements of all applicable laws, rules or regulations, Governmental Approvals, and orders, writs, injunctions or decrees of any court or Governmental Authority, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

6.5    Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Significant Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable against it in accordance with their respective terms.

6.6    Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, or through the Borrower’s program of self-insurance, insurance coverage against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or Governmental Authority.

6.7    Use of Proceeds. Use, directly or indirectly, the proceeds of the Loans for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements), including, without limitation, to provide back-up liquidity for the short-term Indebtedness of the Borrower, to support commercial paper, to refinance existing Indebtedness of the Borrower, and to support collateral requirements under the Borrower’s energy purchase and sale agreements.

6.8    Visits, Inspections and Discussions. Permit, and cause each Significant Subsidiary to permit, representatives of the Agent or of any Lender with a Commitment of at least $5,000,000 (provided, however, that Lenders with a Commitment of less than $5,000,000 shall be permitted to exercise rights under this Section 6.8 if such right is exercised jointly with the Agent or a Lender with a Commitment of at least $5,000,000), and subject in all cases to such Lender being bound by the confidentiality provisions of Section 9.11, during normal business hours and upon reasonable prior written notice to the Borrower:

(i)    if no Default or Unmatured Default shall exist and be continuing, to visit the principal office of the Borrower, to discuss its business and affairs with its officers and independent certified accountants (provided that the Borrower shall be permitted to attend any such discussions with such accountants), and to visit its material Property, all to the extent reasonably requested by the Agent or such Lender; provided that such visits and discussions shall in no event occur more frequently than once during any calendar year; provided, further that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; and provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Agent or their agents or representatives in connection with any such visits or discussions shall be solely for the account of such Lender or the Agent, as applicable; and

(ii)    if a Default or Unmatured Default shall exist and be continuing, to visit and inspect its Property, to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Agent, as often as may be reasonably requested; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower.

6.9    Information to Be Furnished. Furnish to the Agent and, if requested by any Lender, furnish to such Lender:

(i)    Form 10-Q; Quarterly Financial Statements. Promptly after filing and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter.

(ii)    Form 10-K; Year-End Financial Statements; Accountants’ Certificates. Promptly after filing and in any event within ninety (90) days after the end of each fiscal year of the

Borrower, the Annual Report on Form 10-K (or any successor form) for the Borrower for such year.

(iii)    Officer’s Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit C.

(iv)    Requested Information. From time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(v)    Notice of Defaults, Material Adverse Changes and Other Matters. Promptly upon (and in any event within three (3) Business Days after) becoming aware thereof, notice of:

(a)    any Default or Unmatured Default, and

(b)    any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

The Borrower may furnish information, documents and other materials that it is obligated to furnish to the Agent and the Lenders pursuant to the Loan Documents, including all items described above in this Section 6.9 and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a new, or the conversion or continuation of an existing, Loan, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Default or Unmatured Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Loan hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on the Borrower’s Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Agent or any Lender, it will continue to provide “hard copies” of Communications to the Agent or such Lender.

The Borrower further agrees that the Agent may make Communications available to the Lenders by posting such Communications on IntraLinks or a substantially similar secure electronic delivery system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. ALTHOUGH THE PLATFORM IS SECURED PURSUANT TO GENERALLY-APPLICABLE SECURITY PROCEDURES AND POLICIES IMPLEMENTED OR MODIFIED BY THE AGENT AND ITS DIRECTORS, OFFICERS,

AGENTS OR EMPLOYEES, EACH OF THE LENDERS, THE L/C ISSUER AND THE BORROWER ACKNOWLEDGES AND AGREES THAT DISTRIBUTION OF INFORMATION THROUGH AN ELECTRONIC MEANS IS NOT NECESSARILY SECURE IN ALL RESPECTS, THE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES ARE NOT RESPONSIBLE FOR APPROVING OR VETTING THE REPRESENTATIVES, DESIGNEES OR CONTACTS OF ANY LENDER OR L/C ISSUER THAT ARE PROVIDED ACCESS TO THE PLATFORM AND THAT THERE MAY BE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH FORM OF DISTRIBUTION. EACH OF THE BORROWER, EACH LENDER AND EACH L/C ISSUER PARTY HERETO UNDERSTANDS AND ACCEPTS SUCH RISKS. IN NO EVENT SHALL THE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address. For the avoidance of doubt, the failure of the Agent to provide notice to the Lenders as explicitly required by this Agreement shall not affect the validity or binding nature of a related notice delivered to the Agent by the Borrower; provided, that the Borrower shall remain obligated to provide notice directly to the Agent and/or Lenders when and as required by this Agreement.

6.10    Liens. Not, and not permit any Significant Subsidiary to, suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except this Section 6.10 shall not apply to:

(i)    Liens for taxes, assessments or charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

(ii)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7.9;

(iii)    pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts

(other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(iv)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v)    the Lien of the Indenture of Mortgage and Deed of Trust dated July 1, 1945, as supplemented and in effect from time to time, from the Borrower to Wells Fargo (the “Mortgage”);

(vi)    Permitted Encumbrances (as defined in Section 1.11 of the Mortgage);

(vii)    Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(viii)    Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided further that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed $100,000,000;

(ix)    Liens over all or any part of the assets of the Borrower or any Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(x)    the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(xi)    Liens on property or assets of any Subsidiary in favor of the Borrower;

(xii)    Liens with respect to which cash in the amount of such Liens has been deposited with the Agent;

(xiii)    Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets (including without limitation Liens to secure obligations to make deferred payments, earn-out payments or royalty payments where such obligations are incurred in connection with the acquisition of such assets);

(xiv)    Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with Oregon Revised Statutes Section 757.400-450;

(xv)    Liens on cash collateral deposited by the Borrower with counterparties in the ordinary course of the Borrower’s purchase and sale of electric energy, coal, oil and natural gas; and

(xvi)    Liens, in addition to those listed in clauses (i) through (xv) above, incurred in the ordinary course of the Borrower’s business on collateral with a market value that in the aggregate does not exceed $50,000,000.

6.11    Indebtedness to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the end of any fiscal quarter.

6.12    Merger or Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing that would constitute a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, if not the Borrower, assumes by operation of law or agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies or is qualified to do business in the State of Oregon, and (iv) the consolidated net worth (as determined in accordance with Agreement Accounting Principles) of the surviving or resulting Person, as the case may be, would be at least equal to the consolidated net worth of the Borrower immediately prior to such merger or consolidation.

6.13    Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any Property or any interest therein, except that this Section 6.13 shall not apply to (a) any disposition of any Property or any interest therein in the ordinary course of business, (b) any disposition of obsolete or retired Property not used or useful in its business, (c) any disposition of any Property or any interest therein (i) for cash or cash equivalent or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such Property or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the Property of the Borrower and (d) any disposition of any Property or any interest therein in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net asset value of the Borrower.

6.14    Beneficial Ownership Regulation. (a) Notify the Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

6.15    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)    Not use the proceeds of any Advance, directly or, to the knowledge of the Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, applicable to any other party hereto.

(b)    Remain in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2    Nonpayment of principal of any Loan or any L/C Obligation when due, or nonpayment of interest upon any Loan, L/C Obligation or of any commitment fee or other Obligation under any of the Loan Documents within five (5) days after the same becomes due.

7.3    The breach by the Borrower of any of the terms or provisions of Sections 6.1 (with respect to the Borrower), 6.7, 6.9(v)(a), 6.10, 6.11, 6.12, 6.13 or 6.15.

7.4    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

7.5    (a) To the extent not waived, or if applicable, cured, (i) the failure of the Borrower or any Subsidiary to pay when due any Indebtedness aggregating in excess of $10,000,000 (“Material Indebtedness”); (ii) the default by the Borrower or any Significant Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (iii) any Material Indebtedness of the Borrower or any Significant Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (b) the Borrower or any of its Significant Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6    The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of Property of the Borrower and its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9    The Borrower or any Significant Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge in accordance with its terms one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10    Except as disclosed in the Disclosure Documents, the Borrower or any ERISA Affiliate incurs any liability to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan pursuant to Title IV of ERISA or the Borrower or any ERISA Affiliate incurs any withdrawal liability pursuant to Title IV of ERISA with respect to a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitment of each Lender hereunder shall automatically terminate, the Obligations shall immediately become due and payable and the Borrower shall automatically be required to Cash Collateralize the L/C Obligations, in each case without further act of the Agent or any Lender and without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (i) terminate or suspend the

Aggregate Commitment, (ii) declare the Obligations to be due and payable or (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof), or all of the foregoing, whereupon such Aggregate Commitment shall be immediately terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2    Amendments. Subject to the provisions of this Article VIII and Section 3.3(b), the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder or other provisions hereof; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

(i)    Extend the final maturity of any Loan to a date after the Scheduled Termination Date of any affected Lender, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)    Reduce the percentage specified in the definition of Required Lenders.

(iii)    Extend the Final Termination Date (except as provided in Section 2.18), increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(iv)    Amend this Section 8.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 8.2).

(v)    Amend Section 11.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 11.2).

(vi)    Subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations.

(vii)    Amend (A) the defined terms “Applicable KPI Margin Adjustment” or “Applicable KPI Fee Adjustment” in the Supplemental Pricing Schedule or (B) any other provision of the Supplemental Pricing Schedule that would result in the Applicable Margin of the Borrower being reduced by more than 5.0 basis points and the Commitment Fee Rate for the Borrower being reduced by more than 1.0 basis point.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Sustainability Structuring Agent shall be effective without the written consent of the Sustainability Structuring Agent. No amendment, waiver or consent shall affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by them without the written consent of the L/C Issuers. No amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement without the written consent of the Swing Line Lender. The Agent may waive payment of any fee required under Section 12.3(a)(iv) without obtaining the consent of any other party to this Agreement. The Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any

Benchmark Replacement or Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.3(b) in accordance with the terms of Section 3.3(b).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

8.3    Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4    Entire Agreement; Amendment and Restatement.

(a)    The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof (including the indemnity, confidentiality, advisory and fiduciary provisions in that certain commitment letter dated as of August 16, 2021 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC), other than documentation of the fees described in Sections 2.5 and 10.13.

(b)    Each party hereto hereby agrees that, at such time as this Agreement shall have become effective pursuant to the terms of Article IV, (i) the Existing Credit Agreement automatically shall be deemed amended, superseded and restated in its entirety by this Agreement and (ii) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder as set forth on Schedule 2. The promissory notes executed and delivered by the Borrower under the Existing Credit Agreement are hereby cancelled and shall be deemed replaced with the Notes issued hereunder. This Agreement is not a novation of the Existing Credit Agreement. The Commitments and outstanding Loans of the lenders party to the Existing Credit Agreement that are not Lenders under this Agreement (collectively, the “Exiting Lenders”) under the Existing Credit Agreement are hereby terminated simultaneously with the effectiveness of this Agreement. After giving effect to this Agreement, the Exiting Lenders shall no longer have any Commitments or outstanding Loans. Concurrently with the effectiveness of this Agreement, each Exiting Lender shall receive payment in full for all outstanding Obligations owing to it under the Existing Credit Agreement.

9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6    Expenses; Indemnification.

(i)    The Borrower shall reimburse the Agent and Wells Fargo Securities, LLC for all reasonable costs, internal charges and out of pocket expenses of a single external counsel paid or incurred by the Agent or Wells Fargo Securities, LLC in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Sustainability Structuring Agent, the Arrangers, the Swing Line Lender, the L/C Issuers and the Lenders for all reasonable costs, internal charges and out of pocket expenses (including the attorneys’ fees of external counsel) paid or incurred by the Agent, the Sustainability Structuring Agent, any Arranger, the Swing Line Lender, any L/C Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii)    The Borrower hereby further agrees to indemnify the Agent, the Sustainability Structuring Agent, each Arranger, each L/C Issuer, the Swing Line Lender, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Sustainability Structuring Agent, any Arranger, any L/C Issuer, the Swing Line Lender any Lender or any affiliate is a party thereto and whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors or any other party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If at any time any change in the Agreement Accounting Principles would affect the computation of the financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with the Agreement Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the Agreement Accounting Principles; provided, further, that, (A) all obligations of any Person that are or would have been treated as operating leases for purposes of Agreement Accounting Principles prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements and (B) all financial statements delivered to the Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or other similar debtor relief laws, as determined in good faith by the Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Arrangers, the Sustainability Structuring Agent and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, the Sustainability Structuring Agent, any Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent, the Sustainability Structuring Agent, any Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agent, Sustainability Structuring Agent, any Arranger or any Lender shall have liability to the Borrower for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Agent, the Sustainability Structuring Agent, any Arranger or any Lender nor the Borrower shall have any liability with respect to, and the Borrower (with respect to the Agent, the Sustainability Structuring Agent, each Arranger and each Lender) and the Agent, the Sustainability Structuring Agent, each Arranger and each Lender (with respect to the Borrower) hereby waives, releases and agrees not to sue for any special, indirect or consequential damages suffered by any such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided, that this sentence shall in no way diminish the Borrower’s obligations under Section 9.6 to indemnify the Agent, the Sustainability Structuring Agent, each Arranger, each L/C Issuer, the Swing Line Lender, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees and employees for any special, indirect or consequential damages awarded to an unaffiliated third party.

9.11    Confidentiality. The Agent, the Sustainability Structuring Agent, each Arranger and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials or in accordance with the Agent’s, the Sustainability Structuring Agent’s, such L/C Issuer’s or any Lender’s regulatory compliance policy if the Agent, the Sustainability Structuring Agent, such L/C Issuer or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Agent, the Sustainability Structuring Agent, such L/C Issuer or such Lender, as applicable, or any of its directors, officers, agents or employees (in which case, the Agent, the Sustainability Structuring Agent, such L/C Issuer or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable law), (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Agent, Sustainability Structuring Agent, Arranger or Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, (viii) to rating agencies if required by such agencies in connection with a rating relating to the Advances hereunder, (ix) to the extent required in connection with the exercise of any remedy or any enforcement of this Agreement by such Lender or the Agent and (x) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement; provided that, in the case of clauses (i), (ii), (vi) and (vii), the recipient of such information shall be advised that the information is confidential and shall agree to be bound by the confidentiality obligations of this Section 9.11; and provided further, that in the case of clauses (i) and (ii), the recipient needs to know such information in connection with such Lender’s, such Arranger’s, the Sustainability Structuring Agent’s, the Agent’s or applicable Transferee’s, as applicable, exercise of rights and performance of obligations under this Agreement.

Any Person required to maintain the confidentiality of confidential information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

Each of the Agent, the Sustainability Structuring Agent, and the Lenders acknowledges that (a) the confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

9.12    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extension provided for herein.

9.13    No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, any Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

9.15    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

9.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.17    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more ERISA Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this

Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.18    Rates.

The interest rate on Eurodollar Advances and Floating Rate Advances (when determined by reference to clause (iii) of the definition of Alternate Base Rate) may be determined by reference to LIBOR or the LIBOR Market Index Rate, in each case, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Advances or Floating Rate Advances (when determined by reference to clause (iii) of the definition of Alternate Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.3(b), such Section 3.3(b) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower, pursuant to Section 3.3(b), of any change to the reference rate upon which the interest rate on Eurodollar Advances and Floating Rate Advances (when determined by reference to clause (iii) of the definition of Alternate Base Rate) is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or “LIBOR Market Index Rate” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will be similar to, or produce the same value or economic equivalence of, LIBOR, the LIBOR Market Index Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

9.19    [Reserved].

9.20    Electronic Execution.

The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

ARTICLE X

THE AGENT

10.1    Appointment; Nature of Relationship. Wells Fargo is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9102(a)(72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3    General Immunity. Neither the Agent, the Sustainability Structuring Agent, any Arranger nor any of their respective directors, officers, agents or employees, in each case acting in its capacity as Agent and not as Lender, shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their breach of the their obligations hereunder or thereunder or to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4    Responsibility for Loans, Recitals, etc. Neither the Agent, the Sustainability Structuring Agent, any Arranger nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; or (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity). Neither the Agent, the Sustainability Structuring Agent, any Arranger nor any of their respective directors, officers, agents or employees shall have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any L/C Issuer or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Agent, the Sustainability Structuring Agent, an Arranger or their respective directors, officers, agents or employees in any capacity, except for notices, reports and other documents that are required to be furnished by the Agent to the Lenders pursuant to the express provisions of this Agreement.

10.5    Action on Instructions of Lenders. The Agent, the Sustainability Structuring Agent, the Arrangers and their respective directors, officers, agents or employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon, and shall be fully protected in relying on, any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. Each Lender or L/C Issuer that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Lender or L/C Issuer hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or L/C Issuer or that is to be acceptable or satisfactory to such Lender or L/C Issuer.

10.8    Agent’s Reimbursement and Indemnification. To the extent that the Borrower has not otherwise indemnified the Agent pursuant to Section 9.6(ii), each Lender severally agrees to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and, in the case of a “notice of default” received from a Lender, to the Borrower.

10.10    Rights as a Lender. Notwithstanding anything to the contrary in this Article X, in the event the Agent is a Lender, the Agent shall have the same rights, powers, and obligations hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise such rights and powers, and shall comply with such obligations, as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, financial advisory, underwriting, capital markets, trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent in its individual capacity is not obligated to remain a Lender.

10.11    Lender Credit Decision. Each Lender and each L/C Issuer expressly acknowledges that none of the Agent, any Arranger or any of their respective directors, officers, agents or employees has made any representations or warranties to it and that no act taken or failure to act by the Agent, any Arranger or any of their respective directors, officers, agents or employees, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, any Arranger or any of their respective directors, officers, agents or employees to any Lender or any L/C Issuer as to any matter, including whether the Agent, any Arranger or any of their respective directors, officers, agents or employees have disclosed material information in their (or their respective directors’, officers’, agents’ or employees’) possession. Each Lender and each L/C Issuer expressly acknowledges, represents and warrants to the Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their respective directors, officers, agents or employees and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each L/C Issuer also acknowledges that (i) it will, independently and without reliance upon the Agent, any Arranger or any other Lender or any of their respective directors, officers, agents or employees (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.11.

10.12    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, fortyfive (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents or related to its duties as Agent that are carried out following its retirement or removal. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “prime rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

Any resignation by or removal of Wells Fargo as Agent pursuant to this Section shall also constitute its resignation or removal as a L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges, obligations and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.13    Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arrangers, for their own respective accounts, the fees agreed to by the Borrower, the Agent and the Arrangers, including, without limitation, the fees agreed to pursuant to the letter agreement dated August 16, 2021 among the Borrower, the Agent and Wells Fargo Securities, LLC.

10.14    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15    Other Agents. The Lenders identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” (collectively, the “Other Agents”), shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof. Without limiting the foregoing, the Other Agents, the Sustainability Structuring Agent and the Arrangers shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents, the Sustainability Structuring Agent or the Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

10.16    Erroneous Payments.

(a)Each Lender and each L/C Issuer hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer or any other Person (except the Borrower) that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or L/C Issuer (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the Federal Funds Effective Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Sections 12.1 or 12.2 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)The Agent, each Lender and each L/C Issuer hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 10.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)The Agent’s, each Lender’s and each L/C Issuer’s obligations under this Section 10.16 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 10.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 2.20, 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares, and each Lender and each L/C Issuer severally agrees to pay to the Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon at a per annum rate equal to the Federal Funds Effective Rate from the date of such demand to the date such payment is made to the Agent. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan to direct payments relating to such Loan to another Person. Any assignee of the rights to any Loan agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2    Participations.

(a)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Obligation or Commitment, extends the Scheduled Termination Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment.

(c)           Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.3    Assignments.

(a)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuers and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in a form acceptable to the Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2 (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(b)    Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer or the Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (a) above, such L/C Issuer or Swing Line Lender, as applicable, may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swing Line Lender, as the case may be. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Floating Rate Advances or fund risk participations). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Floating Rate Advances or fund risk participations. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Annual Report on Form 10-K or any Quarterly Report on Form 10-Q; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) and Section 3.5(vi), as applicable.

12.6    Designation of SPVs.

(a)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”, identified as such in writing from time to time by such Granting Lender to the Agent and the Borrower) the option to fund all or any part of any Advance or fee or expense reimbursement or other obligation (each, a “Lender Funding Obligation”) that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Lender Funding Obligation, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of any such Lender Funding Obligation, the Granting Lender shall be obligated to fund such Lender Funding Obligation pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 8.2 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Lender Funding Obligation by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Lender Funding Obligation were funded by such Granting Lender.

(b)    As to any Lender Funding Obligations or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Lender Funding Obligations or portion thereof would have had under this Agreement; provided that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Lender Funding Obligations or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Lender Funding Obligations or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

(c)    Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d)    In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Lender Funding Obligations to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Lender Funding Obligations and (ii) disclose on a confidential basis any non-public information relating to its Lender Funding Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.6 may not be amended without the written consent of any Granting Lender affected thereby.

12.7    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender.

ARTICLE XIII

NOTICES

13.1    Notices.

(a)    Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 13.1, in the case of communications to any Lender, to the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information or, in each case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified in this Section or (iv) if given by electronic transmission, as provided in Section 13.1(b); provided that notices to the Agent under Article II shall not be effective until received.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2    Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart hereof or a signature page hereto by facsimile or other secure electronic format shall be effective as delivery of an original executed counterpart.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION

15.1    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE

CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PORTLAND GENERAL ELECTRIC COMPANY

By:    /s/James A. Ajello
Name: James A. Ajello
Title: Senior Vice President Finance, CFO and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Gregory R. Gredvig Name: Gregory R. Gredvig Title: Director	COBANK, ACB, as a Lender By: /s/ Josh Batchelder Name: Josh Batchelder Title: Managing Director
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer By: /s/ Gregory R. Gredvig Name: Gregory R. Gredvig Title: Director	THE NORTHERN TRUST COMPANY, as a Lender By: /s/ Jeffrey Leets Name: Jeffrey Leets Title: Vice President
BANK OF AMERICA, N.A., as a Lender and L/C Issuer By: /s/ Benjamin Helton Name: Benjamin Helton Title: Senior Vice President
BARCLAYS BANK PLC, as a Lender and L/C Issuer By: /s/ Sydney G. Dennis Name: Sydney G. Dennis Title: Director
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer By: /s/ Nancy R. Barwig Name: Nancy R. Barwig Title: Executive Director
U.S. BANK NATIONAL ASSOCIATION, as a Lender and L/C Issuer By: /s/ John M. Eyerman Name: John M. Eyerman Title: Senior Vice President
BANK OF THE WEST, as a Lender By: /s/ Seth Harris Name: Seth Harris Title: Director

SCHEDULE 1(a)

PRICING SCHEDULE

PRICING	LEVEL I STATUS > A+/A1	LEVEL II STATUS A/A2	LEVEL III STATUS A-/A3	LEVEL IV STATUS BBB+/BAA1	LEVEL V STATUS < BBB/BAA2OR UNRATED
Applicable Eurodollar Margin	0.875%	1.000%	1.125%	1.250%	1.500%
Applicable ABR Margin	0.000%	0.000%	0.125%	0.250%	0.500%
Commitment Fee Rate	0.075%	0.100%	0.125%	0.175%	0.225%
Letter of Credit Fee	0.875%	1.000%	1.125%	1.250%	1.500%

The Applicable Margin, Commitment Fee Rate and Letter of Credit Fee shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist. For purposes of the foregoing (and subject to the last paragraph of this Pricing Schedule), the following terms have the respective meanings set forth below:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement; provided that if at any time such rating is not published by

Moody’s, “Moody’s Rating” shall mean the Borrower’s long term issuer rating issued by Moody’s and then in effect.

“S&P Rating” means, at any time, the rating issued by Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement; provided that if at any time such rating is not published by S&P, “S&P Rating” shall mean the Borrower’s long term issuer rating issued by S&P and then in effect.

“Status” means Level I Status, Level II Status, Level III Status, Level IV or Level V Status.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating immediately below the higher rating will apply.

SCHEDULE 1(b)
SUPPLEMENTAL PRICING SCHEDULE
1.    Sustainability Adjustments
(a)Following the delivery of a Pricing Certificate in respect of the most recently ended calendar year, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Aggregate KPI Margin Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Schedule 1(b), and (ii) the Commitment Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Aggregate KPI Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Supplemental Pricing Schedule. For purposes of the foregoing, (A) each of the Aggregate KPI Margin Adjustment and the Aggregate KPI Fee Adjustment shall be effective as of the fifth Business Day following receipt by the Agent of a Pricing Certificate delivered pursuant to clause (f) below based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Aggregate KPI Margin Adjustment and the Aggregate KPI Fee Adjustment calculations, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin and the Commitment Fee Rate resulting from a Pricing Certificate and the Aggregate KPI Margin Adjustment and the Aggregate KPI Fee Adjustment related thereto shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the last day such Pricing Certificate for such following period could have been delivered pursuant to the terms of clause (f) below).
(b)For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin for the Borrower will never be reduced or increased by more than 5.0 basis points and the Commitment Fee Rate for the Borrower will never be reduced or increased by more than 1.0 basis points, in each case pursuant to the Aggregate KPI Margin Adjustment or the Aggregate KPI Fee Adjustment, as applicable, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin or Commitment Fee Rate by reason of application of one or several KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall apply only during the applicable period set forth in clause (a)(ii)(B) above.
(c)It is hereby understood and agreed that if no Pricing Certificate has been delivered by the Borrower within the period set forth in clause (f) below, the Aggregate KPI Margin Adjustment will be positive 5.0 basis points and the Aggregate KPI Fee Adjustment will be positive 1.0 basis points commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of clause (f) below and continuing until the Borrower delivers a Pricing Certificate to the Agent.
(d)If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in any KPI Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than 10 Business Days after obtaining knowledge thereof, a written notice to the Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each other Lender and the Borrower), or (B) the Borrower and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of any KPI Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin and the Commitment Fee Rate for any period, the Borrower shall be obligated to pay to the Agent for the account of the applicable Lenders, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the bankruptcy code, automatically and without further action by the Agent or any Lender), but in any event within 10 Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period (the “True-Up Amount”). If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the KPI Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin and the Commitment Fee Rate for any period, then, upon receipt by the Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of such KPI Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Agent of such notice, the Applicable Margin and the Commitment Fee Rate for the Borrower shall be adjusted to reflect the corrected calculations of such KPI Adjustment or the KPI Metrics, as applicable.
(e)It is understood and agreed that any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute an Unmatured Default or Default; provided, that, the Borrower complies with the terms of this Schedule 1(b) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the bankruptcy code, (i) any additional amounts required to be paid pursuant the immediately preceding clause shall not be due and payable until the date that is ten (10) Business Days after a written demand is made for such payment by the Agent in accordance with such paragraph, (ii) any nonpayment of such additional amounts prior to or upon the date that is ten (10) Business Days after such written demand for payment by the Agent shall not constitute an Unmatured Default (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed overdue prior to such date that is ten (10) Business Days after such written demand or shall accrue interest at the rate set forth in Section 2.9 prior to such date that is ten (10) Business Days after such written demand. For the avoidance of doubt, so long as the Borrower pays the True-Up Amount prior to or upon such date that is ten (10) Business Days after such written demand for payment, the Lenders shall have no further recourse with respect to the Pricing Certificate Inaccuracy (or the consequences thereof).
(f)As soon as available and in any event after April 1st of each calendar year and on or before June 30th of each calendar year (such date, the “Pricing Certificate Delivery Date”) (commencing with April 1st and June 30th of 2022), the Borrower may deliver to the Agent (i) a Pricing Certificate for the most recently-ended calendar year and (ii) a review report of the KPI Metrics Auditor confirming that such auditor is not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable reporting criteria; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute an Unmatured Default or Default (but such failure to so deliver a Pricing Certificate by the Pricing Certificate Delivery Date shall result in the Aggregate KPI Margin Adjustment and the Aggregate KPI Fee Adjustment being applied as set forth in clause (c) above).
(g)Each party hereto hereby agrees that neither the Agent nor any Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any KPI Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Agent may rely conclusively on any such certificate, without further inquiry).
(e)To the extent the Sustainability Structuring Agent (or an Affiliate thereof) ceases to be a Lender, the Borrower will use commercially reasonable efforts to seek to appoint another Person that is a Lender (or an Affiliate thereof) to fulfill the role of Sustainability Structuring Agent.

2.    Defined Terms
As used in this Supplemental Pricing Schedule and the Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Aggregate KPI Fee Adjustment” means the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the Applicable Non-Emitting Generation Capacity Fee Adjustment, plus (ii) the Applicable Management Diversity and Inclusion Fee Adjustment, in each case for such calendar year.
“Aggregate KPI Margin Adjustment” means the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the Applicable Non-Emitting Generation Capacity Margin Adjustment, plus (ii) the Applicable Management Diversity and Inclusion Margin Adjustment, in each case for such calendar year.
“Annual KPI Report” means an annual report (it being understood that this annual report may take the form of the Borrower’s Annual Sustainability Report and/or Annual 10-K Filing) that is published on an Internet or an intranet website to which each Lender, the Agent and the Sustainability Structuring Agent have been provided access.
“Applicable Management Diversity and Inclusion Fee Adjustment” means, with respect to any calendar year, (a) a negative Applicable KPI Fee Adjustment if the Management Diversity and Inclusion Rate for such calendar year is greater than the Management Diversity and Inclusion Target for such calendar year, (b) zero basis points if the Management Diversity and Inclusion Rate for such calendar year is less than or equal to the Management Diversity and Inclusion Target for such calendar year and greater than or equal to the Management Diversity and Inclusion Threshold for such calendar year, and (c) a positive Applicable KPI Fee Adjustment, if the Management Diversity and Inclusion Rate for such calendar year is less than the Management Diversity and Inclusion Threshold for such calendar year.
“Applicable KPI Fee Adjustment” means positive or negative 0.50 basis points, as applicable.
“Applicable KPI Margin Adjustment” means positive or negative 2.5 basis points, as applicable.
“Applicable Management Diversity and Inclusion Margin Adjustment” means, with respect to any calendar year, (a) a negative Applicable KPI Margin Adjustment if the Management Diversity and Inclusion Rate for such calendar year is greater than the Management Diversity and Inclusion Target for such calendar year, (b) zero basis points if the Management Diversity and Inclusion Rate for such calendar year is less than or equal to the Management Diversity and Inclusion Target for such calendar year and greater than or equal to the Management Diversity and Inclusion Threshold for such calendar year, and (c) a positive Applicable KPI Margin Adjustment, if the Management Diversity and Inclusion Rate for such calendar year is less than the Management Diversity and Inclusion Threshold for such calendar year.
“Applicable Non-Emitting Generation Capacity Fee Adjustment” means, with respect to any calendar year, (a) a negative Applicable KPI Fee Adjustment if the Non-Emitting Generation Capacity for such calendar year is greater than the Non-Emitting Generation Capacity Target for such calendar year, (b) zero basis points if the Non-Emitting Generation Capacity for such calendar year is less than or equal to the Non-Emitting Generation Capacity Target for such calendar year and greater than or equal to the Non-Emitting Generation Capacity Threshold for such calendar year, and (c) a positive Applicable KPI Fee Adjustment, if the Non-Emitting Generation Capacity for such calendar year is less than the Non-Emitting Generation Capacity Threshold for such calendar year.
“Applicable Non-Emitting Generation Capacity Margin Adjustment” means, with respect to any calendar year, (a) a negative Applicable KPI Margin Adjustment if the Non-Emitting Generation Capacity for such calendar year is greater than the Non-Emitting Generation Capacity Target for such calendar year, (b) zero basis points if the Non-Emitting Generation Capacity for such calendar year is less than or equal to the Non-Emitting Generation Capacity Target for such calendar year and greater than or equal to the Non-Emitting Generation Capacity Threshold for such calendar year, and (c) a positive Applicable KPI Margin Adjustment, if the Non-Emitting Generation Capacity for such calendar year is less than the Non-Emitting Generation Capacity Threshold for such calendar year.
“Demand Side Management” means utility programs, including tariffs, which encourage reduced energy consumption, either at times of peak consumption or throughout the day/year, including (i) active or controlled programs or tariffs that are designed to reduce consumption primarily at periods of peak consumption (demand response programs) and (ii) passive programs and/or measures intended to increase efficiency (energy efficiency programs).
“KPI Adjustment” means, collectively, the Aggregate KPI Fee Adjustment and the Aggregate KPI Margin Adjustment.
“KPI Metrics” means, collectively, the Non-Emitting Generation Capacity and the Management Diversity and Inclusion Rate, and each a “KPI Metric”.
“KPI Metrics Auditor” means Deloitte Touche Tohmatsu Limited or any replacement auditor thereof as designated from time to time by the Borrower; provided that any such replacement KPI Metrics Auditor shall be (a) a nationally recognized auditing firm or (b) another auditing firm designated by the Borrower and identified to the Lenders, so long as Lenders constituting the Required Lenders do not object to such designation pursuant to this clause (b) within five Business Days after notice thereof.
“Management Diversity and Inclusion Rate” means with respect to any calendar year of the Borrower, the average (stated as a percentage) of (a) the sum of (i) the percentage of employees in a capacity as a Manager (or comparable title), or any title higher than Manager (or comparable title) of the Borrower and its Subsidiaries on a global basis who identify as female as of the last day of such calendar year plus (ii) the percentage of employees in a capacity as a Manager (or comparable title), or any title higher than Manager (or comparable title) of the Borrower and its Subsidiaries on a global basis who identify as Black, Indigenous or people of color as of the last day of such calendar year divided by (b) two (2).

“Management Diversity and Inclusion Target” means, with respect to any calendar year, the Management Diversity and Inclusion Target for such calendar year as set forth in the Sustainability Table.
“Management Diversity and Inclusion Threshold” means, with respect to any calendar year, the Management Diversity and Inclusion Threshold for such calendar year as set forth in the Sustainability Table.
“Non-Emitting Generation Capacity” means, with respect to any calendar year, the megawatts of owned and firm PPA (Purchased Power Agreement) generation capacity as of the last day of such calendar year based on generation from nuclear, biomass/biogas, geothermal, hydroelectric, solar and wind generation sources for which the commercial operation date has occurred, including Demand Side Management and battery storage.
“Non-Emitting Generation Capacity Target” means, with respect to any calendar year, the Non-Emitting Generation Capacity Target for such calendar year as set forth in the Sustainability Table.
“Non-Emitting Generation Capacity Threshold” means, with respect to any calendar year, the Non-Emitting Generation Capacity Threshold for such calendar year as set forth in the Sustainability Table.
“Pricing Certificate” means a certificate signed by a financial officer of the Borrower substantially in the form of Exhibit G to the Credit Agreement setting forth (with computations in reasonable detail in respect thereof) the KPI Metrics for the immediately preceding calendar year which shall be based on and consistent with the KPI Metrics reported in the Annual KPI Report for such year, together with the resulting KPI Adjustment to apply from the KPI Pricing Adjustment Date of the then current calendar year.
“Sustainability Table” means the table set out on Exhibit A to the Supplemental Pricing Schedule.
“Sustainability Targets” means each of the Management Diversity and Inclusion Target and the Non-Emitting Generation Capacity Target.
“Sustainability Thresholds” means each of the Management Diversity and Inclusion Threshold and the Non-Emitting Generation Capacity Threshold.

Exhibit A to Supplemental Pricing Schedule
Sustainability Table

KPI Metrics	Annual Sustainability Targets and Thresholds
	2021	2022	2023	2024	2025
Non-Emitting Generation Capacity (in megawatts)						Non-Emitting Generation Capacity Target (in megawatts)
Non-Emitting Generation Capacity Threshold (in megawatts)
Management Diversity and Inclusion Rate						Management Diversity and Inclusion Target
Management Diversity and Inclusion Threshold

Execution Version
SCHEDULE 2

COMMITMENTS

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$102,000,000.00
Bank of America, N.A.	$102,000,000.00
Barclays Bank PLC	$102,000,000.00
JPMorgan Chase Bank, N.A.	$102,000,000.00
U.S. Bank National Association	$102,000,000.00
Bank of the West	$52,500,000.00
CoBank, ACB	$52,500,000.00
The Northern Trust Company	$35,000,000.00
TOTAL	$650,000,000.00

SCHEDULE 3 INDEBTEDNESS EXCEPTIONS
1.Ownership and Operating Agreement, COLSTRIP UNITS #3 & #4, dated May 6,
1981, between The Montana Power Company, Puget Sound Power and Light Company, The Washington Water Power Company, Portland General Electric Company and Pacific Power & Light Company, and the successors to any thereof, as amended and supplemented.

2.Long Term Global Settlement and Compensation Agreement dated April 12, 2000 between The Confederated Tribes of the Warm Springs Reservation of Oregon, the United States Department of the Interior, and Portland General Electric Company.

3.Lease for the World Trade Center dated November 27, 2018, between Portland General Electric Company and 121 SW Salmon Street Corporation, and any successor to 121 SW Salmon Street Corporation, as amended and supplemented.

4.Firm Transportation Service Agreement on Carty Lateral dated December 11, 2013 between Gas Transmission Northwest LLC and Portland General Electric Company.

5.Lease Agreements with financial institutions or their affiliates relating to the acquisition and installation of solar equipment.

6.Service Agreement for Rate Schedule 90 Oregon Firm Storage Service With No-Notice Withdrawal, dated May 31, 2016.

7.Build Transfer Agreement by and between Wheatridge Wind Energy, LLC as Seller, and Portland General Electric Company as Purchaser February 11, 2019.

Long Term Service Agreements for Generation Facilities

8.Amended and Restated Long Term Maintenance Service Contract dated January 1, 2019 between Mitsubishi Hitachi Power Systems America, Inc. and Portland General Electric Company.

9.Second Amended and Restated Long Term Maintenance Service Contract dated January 1, 2019 between Mitsubishi Hitachi Power Systems Americas, Inc. and Portland General Electric Company.

10.Long Term Parts and Service Contract dated December 21, 2018 between General Electric International, Inc. and Portland General Electric Company.

11.Hybrid Service and Maintenance Agreement dated December 13, 2019 between Vestas-American Wind Technology, Inc. and Portland General Electric Company.

12.Hybrid Service and Maintenance Agreement dated December 13, 2019 between Vestas-American Wind Technology, Inc. and Portland General Electric Company.

13.Hybrid Service and Maintenance Agreement dated December 19, 2016 between Vestas-American Wind Technology, Inc. and Portland General Electric Company.

14.Operation and Maintenance Agreement for the Wheatridge Wind Energy Facility Project by and between Portland General Electric Company, an Oregon corporation and Nextera Energy Resources O&M Services, LLC, a Delaware limited liability company.

Power Purchase Agreements

15.Confirmation Agreement dated December 1, 2019 between Avangrid Renewables, LLC and Portland General Electric Company.

16.Wells Project Power Sales Contract dated March 29, 2017 between Public Utility District No. 1 of Douglas County Washington, and Puget Sound Energy, Inc., Portland General Electric Company, and Avista Corporation, as amended and supplemented.

17.Priest Rapids Project Product Sales Contact dated December 13, 2001 between Public Utility District No. 2 of Grant County Washington and Portland General Electric Company, as amended and supplemented.

18.Wholesale Power Purchase and Sale Agreement No. 02-03-A dated July 16, 2001 between The Confederated Tribes of the Warm Springs Reservation of Oregon and Portland General Electric Company.

19.Wholesale Power Purchase and Sale Agreement No. 02-06-A dated November 13, 2001 between The Confederated Tribes of the Warm Springs Reservation of Oregon and Portland General Electric Company.

20.Power Purchase and Sale Agreement dated August 31, 2017 between Portland General Electric Company and the City of Portland, as amended and supplemented.

21.Power Purchase Agreement dated November 24, 1926 between Portland General Electric Company and Oregon Iron and Steel Company, as amended and supplemented.

22.Amended and Restated Power Purchase Agreement dated November 27, 1996 between Portland General Electric Company and Kenetech Windpower, Inc., as amended and supplemented.

23.Master Netting, Setoff, Security and Margin Agreement dated December 8, 2004 between PPM Energy, Inc. and Portland General Electric Company, as amended and supplemented.

24.Wholesale Renewable Power Purchase Agreement dated August 18, 2010 between Bellevue Solar, LLC and Portland General Electric Company, as amended and supplemented.

25.Wholesale Renewable Power Purchase Agreement dated August 18, 2010 between Yamhill Solar, LLC and Portland General Electric Company, as amended and supplemented.

26.Amended and Restated Wholesale Renewable Power Purchase Agreement dated August 10, 2012 between Outback Solar, LLC and Portland General Electric Company, as amended and supplemented.

27.Index Power Purchase Confirmation Agreement dated March 31, 2014 between Covanta Marion, Inc.

28. 2 Hour Notice Capacity & Energy Purchase Agreement dated January 11, 2018 between United States of America Department of Energy Bonneville Power Administration and Portland General Electric Company.

29.Day Ahead Notice Capacity & Energy Purchase Agreement dated January 11, 2018 between United States of America Department of Energy Bonneville Power Administration and Portland General Electric Company.

30.Solar + Storage Power Purchase Agreement dated February 11, 2019 between Wheatridge Solar Energy Center, LLC and Portland General Electric Company.

31.Wholesale Renewable Power Purchase Agreement dated February 11, 2019 between Wheatridge Wind II, LLC and Portland General Electric Company.

32.Capacity and energy Power Purchase Agreement dated May 11, 2020 between Douglas County Public Utility District and Portland General Electric Company.

33.Solar Power Purchase Agreement dated November 9, 2020 between Avangrid Renewables, LLC and Portland General Electric Company.

34.Power Purchase and Sale Agreement for a Solar Facility between Portland General Electric Company and Avangrid Renewables, LLC dated October 19,2018.

35.Seasonal Peak Capacity Purchase – Summer/Winter between Avangrid Renewables, LLC and Portland General Electric Company dated January 9, 2018.

SCHEDULE 4

EXISTING LETTERS OF CREDIT
None.

SCHEDULE 5.2

LITIGATION

None.

SCHEDULE 5.9

SUBSIDIARIES

Subsidiary	Jurisdictions	Owned By	Percent Ownership	Significant Subsidiary (Yes/No)
Salmon Springs Hospitality Group, Inc.	Oregon	PGE	100 percent	No
121 SW Salmon Street Corporation	Oregon	PGE	100 percent	No
121 Salmon Street LLC	Delaware	121 SW Salmon Street Corporation	100 percent	No
World Trade Center Northwest Corporation	Oregon	121 SW Salmon Street Corporation	100 percent	No
Portland Renewable Resource Company, LLC	Oregon	PGE	100 percent	No

SCHEDULE 5.16

ANTI-TERRORISM; ANTI-MONEY LAUNDERING

None.

SCHEDULE 13.1

NOTICE ADDRESSES

Borrower:

PORTLAND GENERAL ELECTRIC COMPANY
One World Trade Center
121 S.W. Salmon
Portland, Oregon 97204
Attention: Katie Trosen
Office Tel: (503) 464-2241
Electronic Mail: Katie.Trosen@pgn.com

Agent:

Administrative Agent’s Office and Notices for L/C Issuer and Swing Line Lender

Wells Fargo Bank, National Association
1525 W.WT Harris Blvd.
Mail Code:  D 1109-019
Charlotte, NC 28262
Attention:  Clay Felker
Telephone:  704.427.3920
Fax:  884.879.5899
Electronic Mail: clay.felker@wellsfargo.com

Account No. (for Dollars):  01104331628807
Ref:  Portland General Electric Company
Attn: Financial Cash Controls
ABA# 121000248

Other Notices as Administrative Agent:

Wells Fargo Bank, National Association
1525 W.WT Harris Blvd.
Mail Code:  D 1109-019
Charlotte, NC 28262
Attention:  Lisa White
Telephone:  704.590.2778
Fax:  844.879.5899
Electronic Mail: lisa.a.white1@WellsFargo.com

1.Execution Version
EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amounts and equal to the percentage interests identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:    ______________________________
                 Assignor [is] [is not] a Defaulting Lender.

2.    Assignee:    ______________________________
        [and is an Affiliate/Approved Fund of [identify Lender]]

3.    Borrower:    Portland General Electric Company

4.    Agent:    Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The Second Amended and Restated Credit Agreement dated as of September 10, 2021 among the Borrower, the Lenders parties thereto and the Agent

6.     Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Outstanding Credit Exposure for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Outstanding Credit Exposure[1]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.    Trade Date:        ______________]2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Agent

By:
Title:
1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:]4

[PORTLAND GENERAL ELECTRIC COMPANY]

By:
Title:

[Consented to:]5

[WELLS FARGO BANK, N.A., as L/C Issuer and Swing Line Lender

By
Title:

BANK OF AMERICA, N.A., as L/C Issuer

By
Title:

BARCLAYS BANK PLC, as L/C Issuer

By
Title:

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By
Title:

U.S. BANK NATIONAL ASSOCIATION, as L/C Issuer]

By
Title:

4 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.
5 To be added only if the consent of the L/C Issuers or Swing Line Lender, as applicable, is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.9 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interests, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the

Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other secure electronic format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF OPINION OF BORROWER’S COUNSEL

September 10, 2021

To the Lenders and the Agent referred to below:

        Re:    Portland General Electric Company
Second Amended and Restated Credit Agreement dated as of September 10, 2021

        We have acted as special counsel for Portland General Electric Company, an Oregon corporation (the “Borrower”), in connection with the $650 million revolving credit facility established pursuant to that certain Second Amended and Restated Credit Agreement dated as of September 10, 2021 (the “Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”), the financial institutions identified on Schedule 2 thereto as Lenders (the “Lenders”), and Wells Fargo Securities, LLC, as Sustainability Agent.

        This opinion is being furnished to you at the request of the Borrower pursuant to Section 4.1(b)(v) of the Agreement. Unless the context indicates otherwise, capitalized terms used in this opinion have the meanings attributed to them in the Agreement.

In rendering this opinion, we have not reviewed any documents other than the Loan Documents defined below or documents directly referenced by this opinion. In particular, we have not reviewed any document that is referred to in or incorporated by reference into any document that we have reviewed, and we have not independently established the facts stated in any of the documents we have reviewed. We have assumed the genuineness of all signatures, the authenticity of all documents provided to us as originals, and the conformity to authentic original documents of all documents provided to us as certified, conformed, or photostatic copies. As to questions of fact material to the following opinions, we have relied upon certificates and other documentation of officers of the Borrower and of public officials. Whenever our opinion is based on factual matters that are “to our knowledge,” or words of similar impact, it means conscious awareness of facts or other information by the Primary Lawyer Group. The Primary Lawyer Group consists of Thomas P. Palmer, David Copley Forman, Michael Fletcher and Samuel DeBaltzo.

Notwithstanding anything to the contrary in this opinion letter, (y) the opinion we express in paragraph 1 below is based solely on our review of (a) a copy of the articles of incorporation for the Borrower, as certified by the Secretary of State of the State of Oregon on November 12, 2020, (b) a certificate of existence for the Borrower issued by the Secretary of State of the State of Oregon on March 24, 2021, (c) a certificate of registration for the Borrower issued by the Secretary of State of the State of Washington on September 8, 2021, and (d) a certificate of authorization for the Borrower issued by the Secretary of State of the State of Montana on September 8, 2021, and (z) the opinion we express in paragraph 5 below is based solely upon a certificate from an officer of the Borrower.

The Lenders and the Agent
September 10, 2021

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, including those set forth on Annex A incorporated herein by this reference, we are of the opinion that:

1.    The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Oregon. The Borrower is duly qualified to do business in each of the following jurisdictions: Washington and Montana.

2.    The execution and delivery by the Borrower of the Agreement and the Notes (together, the “Loan Documents”) and the performance of its obligations thereunder are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action on the part of Borrower, and will not (i) violate the Borrower’s articles of incorporation or bylaws, or (ii) breach or cause a default under any provision of any indenture, instrument or agreement listed on Annex B to this opinion.

3.    The Agreement, assuming its due authorization, execution, and delivery by the Agent and the Lenders, and the Notes that have been requested to be delivered by the Lenders pursuant to Section 2.11(ii) of the Agreement, each constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their terms.

4.    The execution and delivery by the Borrower of the Agreement and the Notes that have been requested to be delivered by the Lenders pursuant to Section 2.11(ii) of the Agreement, and the performance of its obligations thereunder, will not violate (a) any law, rule or regulation applicable to the Borrower under the laws of the State of Oregon or generally applicable to borrowers under the laws of the United States or (b) any order, writ, judgment, injunction, decree or award known by us to be binding on the Borrower in the State of Oregon.
5.    Except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020, (ii) the Borrower’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, and (ii) the Borrower’s Current Reports on Form 8-K since the date of the Annual Report referred to in clause (i) and prior to the date hereof, in each case filed with the Securities and Exchange Commission, and Schedule 5.2 to the Agreement, there is, to our knowledge, no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against the Borrower that either questions the validity of the Agreement and the Notes, or the transactions contemplated thereby, or that would reasonably be expected to have a Material Adverse Effect.
6.    The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.     No order, consent, approval or authorization of or by any Governmental Authority of the State of Oregon, which has not been obtained by the Borrower, is required to be obtained by the Borrower solely in connection with the execution and delivery of the Agreement and the Notes, except for (a) any of the foregoing that are not due as of the date of this opinion or (b) customary filings with the SEC and other Governmental Authorities disclosing the existence or material terms of the Agreement.

The Lenders and the Agent
September 10, 2021

Furthermore, we call to your attention that the consent of the Federal Energy Regulatory Commission dated January 16, 2020, Docket No. ES20-7-000, expires on February 6, 2022. If the consent is not renewed, then at the time of such expiry, the Borrower will not be permitted to borrow funds under the Agreement if such funds must be repaid in, or shall only be outstanding for, 364 days or less.

The opinions herein expressed are limited to matters governed by the laws of the State of Oregon and United States laws generally applicable to borrowers, in each case as they exist at the date hereof, and we express no opinion as to the laws of any other jurisdiction. We have assumed for purposes of our opinion rendered in paragraph (3) that the relevant substantive laws of the State of New York are substantially identical to those of the State of Oregon.

        This letter represents our opinion as of the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any change subsequent to the date of this letter in any fact or in any law covered by any of our opinions, or for any other reason, even though such change may affect a legal analysis, conclusion or opinion in this letter.

        This opinion is delivered solely for the benefit of the persons to whom it is addressed and is not to be relied upon by any other person, and this opinion is not to be used, circulated, quoted, or otherwise referred to in connection with any transactions other than those contemplated by the Agreement. However, you may deliver a copy of this opinion to a subsequent Transferee and such subsequent Transferee may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion, unless statements in this opinion would be affected by the status of any such subsequent Transferee. In no event shall any subsequent Transferee have any greater rights with respect to this opinion than the original addressees of this opinion. In addition, copies of this opinion may be delivered to, but not relied upon by, (y) each addressee’s attorneys and auditors, and (z) any appropriate Governmental Authority, regulatory authority or other person, in each case under this clause (z) as required by law.

                        Very truly yours,

Reviewed by: TPP/DCF/MWF

ANNEX A
A.Assumptions

We have relied, without investigation, upon the following assumptions:

1.Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of the Borrower) on each such document are genuine.
2.Each party to the Agreement and the related documents (other than the Borrower) has complied with all legal requirements pertaining to the nature of its business or its status, as such business or status relates to its rights to enforce the Agreement and the related documents against the Borrower.
3.The representations and warranties as to factual matters made by (a) the parties to the Agreement and pursuant thereto are correct, and (b) the officers of the Borrower in the certificates they have delivered to us are correct.
4.Each person that is a party to the Agreement and the related documents (other than the Borrower) has the legal competency and capacity and has the power, authority and legal right to execute and deliver, and to perform such person’s obligations under, those agreements and such other documents to which such person is a party.
5.Each person that is a party to the Agreement and the related documents (other than the Borrower) has duly authorized, executed, and delivered those agreements and such other documents to which such person is a party.
6.The Agreement and the related documents constitute legal, valid, and binding obligations of each party thereto (other than the Borrower), and are enforceable against each such party in accordance with their terms.
7.The parties to the Agreement have received the consideration to be delivered to them on the Closing Date pursuant to the terms of the Agreement.
8.No action has been taken nor will be taken by any party (other than the Borrower) that would give rise to a defense by any other party that one or more provisions of the Loan Documents are unenforceable, and each Lender and any agent acting for it have acted in good faith and without notice of any defense against the enforcement of any rights created by or adverse claim to any property or security interest transferred or created as part of the transactions contemplated by the Agreement.
9.There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Agreement or the related documents.
10.There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Agreement or the related documents.
11.All conditions precedent to the effectiveness of the Agreement and the related documents (other than the due execution thereof by the Borrower) have been satisfied or waived.
Annex A

12.The constitutionality or validity of a relevant statute, rule, regulation, or agency action is not in issue unless a reported decision in any United States federal court or the State of Oregon has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.
13.All agreements and court orders, if any, affecting the Borrower would be enforced as written.
14.The parties to the Agreement (other than the Borrower) have complied with and will comply with their obligations under the Agreement.
15.There are no agreements or understandings between or among any of the parties to the Loan Documents or third parties that would expand, modify or otherwise affect the terms of the Loan Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate, or delay the attachment of the security interest and liens granted thereunder.
16.The officers, directors and managers of the Borrower have properly exercised their fiduciary duties.
17.There exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.
18.All official public records (including their proper indexing and filing) are accurate and complete.
19.The Borrower will not in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreement or court order.
B.Qualifications

1.Bankruptcy and Insolvency Exception. Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes:
(a)the federal Bankruptcy Code and thus includes, among other things, matters of turnover, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a nonrecourse obligation into a recourse claim, limitations on ipso facto and antiassignment clauses, and the coverage of prepetition security agreements applicable to property acquired after a petition is filed;
(b)laws and judicial decisions relating to or affecting the rights of the FDIC as insurer, regulator, conservator or receiver of banks, the accounts of which are insured by the FDIC;
(c)all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors);
(d)all other federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that have reference to or affect
Annex A

generally only creditors of specific types of debtors, and state laws of like character affecting generally only creditors of financial institutions and insurance companies;
(e)state fraudulent transfer and conveyance laws; and
(f)judicially developed doctrines relevant to any of the preceding laws, such as substantive consolidation of entities.
2.Equitable Principles Limitation. Our opinions are subject to the effect of general principles of equity, whether applied by a court of law or equity, including without limitation, principles:
(a)governing the availability of specific performance, injunctive relief or other equitable remedies;
(b)affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;
(c)requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;
(d)requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement;
(e)requiring consideration of the materiality of the consequences of the breach to the party seeking enforcement;
(f)requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and
(g)affording defenses based on the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.
3.Other Common Qualifications. Our opinions are subject to the effect of generally applicable rules of law that:
(a)limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence or reasonableness;
(b)provide that forum selection and choice of law clauses in contracts are not necessarily binding on the court(s) in the forum selected;
(c)limit the availability of a remedy under certain circumstances where another remedy has been elected;
(d)limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct;
Annex A

(e)may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;
(f)govern and afford judicial discretion regarding the determination of damages and entitlement to attorney fees through all appeals and other costs; and
(g)may permit a party who has materially failed to render or offer performance required by a contract to cure that failure, unless: (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.
Our opinions are subject to the following other qualifications:
(a)Notwithstanding any provision in the Loan Documents to the effect that the Loan Documents reflect the entire understanding of the parties with respect to the matters described therein, a court may consider extrinsic evidence of the circumstances surrounding the entering into of the Loan Documents to ascertain the intent of the parties in using the language employed in the Loan Documents, regardless of whether or not the meaning of the language used in the Loan Documents is plain and unambiguous on its face, and may determine that additional or supplementary terms can be incorporated into the Loan Documents.
(b)We express no opinion as to the validity, binding effect or enforceability of any provision pertaining to cumulative remedies.
(c)A court may not treat as conclusive those certificates and determinations that the Loan Documents state are to be so treated.
(d)A provision in the Loan Documents that purports to restrict, or has the effect of restricting, access to a court may not be enforceable.
(e)A provision in the Loan Documents that purports to waive any statutory rights may not be enforceable.
(f)The effectiveness of a provision that purports to relieve a person from a liability or duty otherwise owed may be limited by law, and a provision requiring indemnification or reimbursement may not be enforced by a court to the extent that it relates to the failure of such person to have satisfied or performed such liability or duty.
(g)The failure to exercise or the delay in exercising a right of action or remedy under the Loan Documents may act as a bar to the enforcement at any time thereafter, or the waiver of, such rights.
(h)We express no opinion regarding the enforceability of any provision in the Loan Documents to the effect that modifications, amendments or waivers of or with respect to the Loan Documents that are not in writing will be ineffective.
C.Exclusions
Annex A

1.We express no opinion as to the legality, validity, binding effect, or enforceability or unenforceability of provisions of the Loan Documents relating to:
(a)the severability of any material invalid provision;
(b)exculpation or indemnification (to the extent exculpation or indemnification may be limited by public policy and applicable statutes and rules of law) provisions to the extent they purport to exculpate or indemnify a party from the consequences of its own negligence, breach of fiduciary duty, gross negligence, recklessness, willful misconduct, or unlawful conduct and contribution provisions to the extent they are limited by public policy or the effect of applicable statutes and rules of law;
(c)self-help, rights of set off, or the right to possession of any real or personal property;
(d)provisions purporting to establish or vary rules of evidence, evidentiary standards, methods or quantum of proof or other legal standards in a manner contrary to applicable statutes and rules of law;
(e)provisions allowing service of process by mail in any suit, action or other proceeding of any nature arising in connection with or in any way relating to any of the Loan Documents;
(f)provisions relating to the waiver of rights, remedies, defenses, rights to damages, or the benefit of other statutory, regulatory, or constitutional rights that cannot be waived, or if they can be waived, cannot be waived prospectively;
(g)(y) any rights or remedies, or the exercise of any rights or remedies, in a manner not in compliance with applicable statutes and rules of law, or (z) any provision that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, or that the election of some particular remedy does not preclude recourse to one or more other remedies;
(h)provisions purporting to appoint an agent, lender or a trust deed trustee as attorney-in-fact for the Borrower;
(i)provisions which attempt to re-characterize, re-apply, or re-allocate or reduce payments made in the event the stated interest rate is or is at any time determined to be usurious;
(j)provisions waiving jury trial, the statute of limitations, the right to marshaling, and any other waivers of rights conferred by the United States Constitution, state constitution, statute or common law;
(k)provisions relating to patent, copyright, trademark, and intellectual property laws and regulations;
(l)provisions purporting to reinstate, as against any guarantor or other obligor, obligations, or liabilities of that obligor that have been avoided or that have arisen from transactions that
Annex A

have been rescinded or the payment of which has been required to be returned by any court of competent jurisdiction;
(m)state and federal laws or regulations specifically applicable to an entity because of the business in which it is engaged;
(n)the accuracy or completeness of any financial, accounting, or statistical information furnished to Lender, the financial status of the Borrower, or the ability of the Borrower to meet its obligations under the Loan Documents; or
(o)the enforceability of Section 10.16 and any other provision of the Agreement that does not impose a right or obligation on Borrower.
2.General Exceptions and Exclusions. We wish to emphasize specifically that we express no opinion as to the enforceability or effectiveness of any of the following that may appear in the Loan Documents:
(a)provisions that permit a lender to collect a late charge, increased interest rate after default or maturity, or a prepayment premium to the extent they constitute a penalty rather than liquidated damages;
(b)provisions for payment or reimbursement of costs and expenses or indemnification for claims, losses, or liabilities (including, without limitation, attorney fees through all appeals) in excess of statutory limits;
(c)provisions for attorney fees;
(d)provisions for charging interest on interest;
(e)provisions purporting to apply the Oregon statute of frauds to oral loan commitments not entitled to the protection of ORS 41.580;
(f)provisions that give a lender the right to purchase insurance on behalf of an obligor except to the extent that any such provision complies with the requirements of ORS 746.201;
(g)except as expressly addressed in opinion paragraphs 5(a) or 7, United States federal securities laws and regulations or state “Blue Sky” laws;
(h)pension and employee benefit laws and regulations (e.g., ERISA);
(i)United States federal and state environmental laws and regulations;
(j)United States federal and state tax laws and regulations;
(k)the perfection of a security interest in tort claims; or
(l)compliance with fiduciary obligations.
Annex A

ANNEX B
1.Credit Agreement, dated March 31, 2021, among Portland General Electric Company, U.S. Bank National Association, as Administrative Agent, and the lenders named therein.
2.Portland General Electric Company Indenture of Mortgage and Deed of Trust dated July 1, 1945, as amended and supplemented

                                             ANNEX B

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To:    The Lenders parties to the Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of September 10, 2021 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Portland General Electric Company, an Oregon corporation (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected [Chief Financial Officer][Treasurer][Assistant Treasurer] of the Borrower;

2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

PORTLAND GENERAL ELECTRIC COMPANY

By:
Print Name
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,       with

Provisions of Section 6.11 of the Agreement

Indebtedness to Capitalization Ratio

1.	aggregate outstanding principal amount of all Consolidated Indebtedness:		$

2.	Total Capitalization
	(a)	the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders’ equity as unearned compensation on the Borrower’s balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations:	$
	(b)	the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of “Indebtedness”:	$
	(c)	the aggregate outstanding principal amount of all Consolidated Indebtedness:	$
	(d)	Total Capitalization: [2.(a) + 2.(b) + 2.(c)]	$

3.	Indebtedness to Capitalization Ratio [1. / 2.(d)]		______%
Maximum permitted: 65%

EXHIBIT D

FORM OF NOTE

[Date]

PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation (the “Borrower”), promises to pay ____________________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds to Wells Fargo Bank, National Association, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on each Loan on the Lender’s Scheduled Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of September 10, 2021 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Wells Fargo Bank, National Association, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ____________,
DATED ______________,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT E

FORM OF BORROWING NOTICE

_________, 20__
VIA HAND DELIVERY OR ELECTRONIC MAIL

Wells Fargo Bank, National Association, as Agent
1525 W.WT Harris Blvd.
Mail Code:  D 1109-019
Charlotte, NC 28262
Attention:  Lisa White
Electronic Mail: lisa.a.white1@WellsFargo.com

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement, dated September 10, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Portland General Electric Company, an Oregon corporation (the “Borrower”), the financial institutions from time to time parties thereto as Lenders and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

(i)    Pursuant to Section 2.2(c) of the Credit Agreement, the Borrower hereby requests an Advance in an aggregate principal amount of $________ on ________, 20__ (the Borrowing Date, which is a Business Day), as follows:

Type of Advance (Eurodollar or Floating Rate Advance)	Amount	Initial Interest Period for Eurodollar Advances	Advance is to be a Swing Line Loan
	$_________	__ months	Yes/No

(ii)    The location and account to which funds are to be disbursed are as follows:

Portland General Electric Company
Account #________
Amount: _________

(iii)    The Borrower hereby certifies that, on the date hereof and on the Borrowing Date set forth above, no Default or Unmatured Default exists or will result after giving effect to such Advance.

(iv)    The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, the representations and warranties contained in Article V of the Credit Agreement (other than Section 5.10 of the Credit Agreement) are or shall be true and correct in all material respects as of the date of the requested Advance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.
[remainder of page intentionally left blank]
IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Notice as of the date and year first written above.

Very truly yours,

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

EXHIBIT F

FORM OF CONVERSION/CONTINUATION NOTICE

__________, 20__

VIA HAND DELIVERY OR ELECTRONIC MAIL

Wells Fargo Bank, National Association, as Agent
1525 W.WT Harris Blvd.
Mail Code:  D 1109-019
Charlotte, NC 28262
Attention:  Lisa White
Electronic Mail: lisa.a.white1@WellsFargo.com

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated September 10, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Portland General Electric Company, an Oregon corporation (the “Borrower”), the financial institutions from time to time parties thereto as Lenders and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

Pursuant to Section 2.2(d) of the Credit Agreement, the Borrower hereby requests that following Advance convert to or continue as a new Advance, as set forth below:

(a)    [effective on _______, 20__, to continue $_______ in principal amount of a presently outstanding Eurodollar Advance having an Interest Period that expires on ________, 20__, to a new Eurodollar Advance that has an Interest Period of ___ months;]

(b)    [effective on _______, 20__, to convert $_______ in principal amount of a presently outstanding Eurodollar Advance having an Interest Period that expires on __________, 20__, to a new Floating Rate Advance;]

(c)    [effective on _______, 20__, to convert $_______ in principal amount of a presently outstanding Floating Rate Advance to a new Eurodollar Advance having an Interest Period of ___ months.]

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Conversion/Continuation Notice as of the date and year first written above.

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

EXHIBIT G

FORM OF PRICING CERTIFICATE

To: Wells Fargo Bank, National Association, as Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated September 10, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Portland General Electric Company, an Oregon corporation (the “Borrower”), the financial institutions from time to time parties thereto as Lenders and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

The undersigned hereby certifies, solely in [his/her] capacity as the [chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance] of the Borrower, that:

1.    [He/She] is the duly elected [chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance] of the Borrower, and [he/she] is authorized to deliver this Pricing Certificate on behalf of the Borrower;

2.    Attached as Annex A hereto is a true and correct copy of the Annual KPI Report for the 20[__] calendar year;

3.    The Aggregate KPI Margin Adjustment in respect of the 20[__] calendar year is [+][-][__] basis points per annum, and the Aggregate KPI Fee Adjustment in respect of the 20[__] calendar year is [+][-][__] basis points per annum, in each case as computed as set forth on Annex B hereto; and

4    Attached as Annex C hereto is a review report of the KPI Metrics Auditor confirming that the KPI Metrics Auditor is not aware of any material modifications that should be made to such computations referred to in the immediately preceding paragraph 3 of this Pricing Certificate in order for them to be presented in all material respects in conformity with the applicable reporting criteria.
The foregoing certifications are made and delivered this [__] day of [_____], 20[__].
PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

Annex A
Annual KPI Report
[See attached]

Annex B
Aggregate KPI Margin Adjustment; Aggregate KPI Fee Adjustment
[See attached]

Annex C
Review Report of KPI Metrics Auditor
[See attached]